EXHIBIT 10.9.2

EXECUTION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of March 5, 2002

among

CIRCUS AND ELDORADO JOINT VENTURE,

as Borrower,

the Lenders described herein,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

BANC OF AMERICA SECURITIES LLC

as Sole Arranger and Book Manager

TABLE OF CONTENTS

SECTION 1	DEFINITIONS
1.1	Certain Defined Terms
1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement
1.3	Other Definitional Provisions

SECTION 2	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS
2.1	Commitments; Making of Loans; the Register; Optional Notes
	A.	Revolving Commitments
	B.	Term Commitments
	C.	Borrowing Mechanics
	D.	Disbursement of Funds
	E.	The Register
	F.	Optional Notes
2.2	Interest on the Loans
	A.	Rate of Interest
	B.	Interest Periods
	C.	Interest Payments
	D.	Conversion or Continuation
	E.	Post-Maturity Interest
	F.	Computation of Interest and Fees
2.3	Fees
	A.	Commitment Fees
	B.	Upfront Fees, Arrangement Fee, Administrative Agency Fee
2.4	Prepayments and Reductions in Commitments; General Provisions Regarding Payments
	A.	Scheduled Reductions of Term Commitments
	B.	Prepayments and Unscheduled Reductions in Commitments
	C.	General Provisions Regarding Payments
2.5	Use of Proceeds
2.6	Special Provisions Governing Eurodollar Rate Loans
	A.	Determination of Applicable Interest Rate
	B.	Inability to Determine Applicable Interest Rate
	C.	Illegality or Impracticability of Eurodollar Rate Loans
	D.	Compensation For Breakage or Non-Commencement of Interest Periods
	E.	Booking of Eurodollar Rate Loans
	F.	Assumptions Concerning Funding of Eurodollar Rate Loans
	G.	Eurodollar Rate Loans After Default
2.7	Increased Costs; Taxes; Capital Adequacy
	A.	Compensation for Increased Costs and Taxes
	B.	Withholding of Taxes

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	C.	Capital Adequacy Adjustment
2.8	Obligation of Lenders and Issuing Lender to Mitigate

SECTION 3	LETTERS OF CREDIT
3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein
	A.	Letters of Credit
	B.	Mechanics of Issuance
3.2	Letter of Credit Fees
3.3	Drawings and Reimbursement of Amounts Drawn Under Letters of Credit
3.4	Obligations Absolute
3.5	Indemnification; Nature of Issuing Lender’s Duties
	A.	Indemnification
	B.	Nature of Issuing Lender’s Duties
3.6	Increased Costs and Taxes Relating to Letters of Credit

SECTION 4	CONDITIONS TO LOANS AND LETTERS OF CREDIT
4.1	Conditions to Initial Loans and Letters of Credit
	A.	Borrower Documents
	B.	Certain General Partner and Guarantor Documents
	C.	Mortgage Notes
	D.	Opinions of Loan Parties’ Counsel
	E.	Perfection of Security Interests
	F.	Title Policy
	G.	Insurance
	H.	Necessary Consents
	I.	Environmental Indemnities
	J.	Fees
	K.	No Material Adverse Effect
	L.	Representations and Warranties; Performance of Agreements
	M.	[Intentionally Reserved]
	N.	Completion of Proceedings
4.2	Conditions to All Loans and Letters of Credit
4.3	Conditions to Letters of Credit

SECTION 5	REPRESENTATIONS AND WARRANTIES
5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries
	A.	Organization and Powers
	B.	Qualification and Good Standing
	C.	Conduct of Business
	D.	Subsidiaries
5.2	Authorization of Borrowing, etc
	A.	Authorization of Borrowing
	B.	No Conflict
	C.	Governmental Consents
	D.	Binding Obligation

5.3	Financial Condition
5.4	No Material Adverse Change; No Restricted Junior Payments
5.5	Title to Properties; Liens; All Collateral
5.6	Litigation; Adverse Facts
5.7	Payment of Taxes
5.8	Performance of Agreements; Materially Adverse Agreements
5.9	Governmental Regulation
5.10	Securities Activities
5.11	Employee Benefit Plans
5.12	Environmental Protection
5.13	Employee Matters
5.14	Disclosure
5.15	Compliance With Laws; Licenses, Permits and Authorizations
5.16	Intangible Property
5.17	Rights to Hotel Agreements, Permits and Licenses

SECTION 6	AFFIRMATIVE COVENANTS
6.1	Financial Statements and Other Reports
6.2	Borrower or Corporate Existence, etc
6.3	Payment of Taxes and Claims; Tax Consolidation
6.4	Maintenance of Properties; Insurance
6.5	Inspection; Lender Meeting
6.6	Compliance with Laws, etc
6.7	Environmental Disclosure and Inspection
6.8	Borrower’s Remedial Action Regarding Hazardous Material
6.9	Delivery of Pledge Agreement.

SECTION 7	NEGATIVE COVENANTS
7.1	Indebtedness
7.2	Liens and Related Matters
7.3	Investments
7.4	Contingent Obligations
7.5	Restricted Junior Payments
7.6	Financial Covenants
7.7	Restriction on Fundamental Changes; Asset Sales and Acquisitions
7.8	Capital Expenditures
7.9	Sales and Lease-Backs
7.10	Sale or Discount of Receivables
7.11	Transactions with Shareholders and Affiliates
7.12	Conduct of Business
7.13	Amendments of Related Documents
7.14	Fiscal Year
7.15	Transfer of Borrower Interests
7.16	Prepayments of Mortgage Notes

SECTION 8	EVENTS OF DEFAULT
8.1	Failure to Make Payments When Due
8.3	Breach of Certain Covenants
8.4	Breach of Warranty
8.5	Other Defaults Under Loan Documents
8.6	Involuntary Bankruptcy; Appointment of Receiver, etc
8.7	Voluntary Bankruptcy; Appointment of Receiver, etc
8.8	Judgments and Attachments
8.9	Dissolution
8.10	Employee Benefit Plans
8.11	Material Adverse Effect
8.12	Change in Control
8.13	Invalidity of Environmental Indemnities or Guaranties
8.14	Impairment of Collateral
8.15	Loss of Governmental Authorizations
8.16	Gaming License
8.17	Remedies

SECTION 9	ADMINISTRATIVE AGENT
9.1	Appointment
9.2	Powers; General Immunity
9.3	Representations and Warranties; No Responsibility For Appraisal of Creditworthiness
9.4	Right to Indemnity
9.5	Successor Administrative Agent
9.6	Collateral Documents

SECTION 10	MISCELLANEOUS
10.1	Assignments and Participations in Loans and Letters of Credit
10.2	Expenses
10.3	Indemnity
10.4	Set-Off; Security Interest in Deposit Accounts
10.5	Ratable Sharing
10.6	Amendments and Waivers; Release of Collateral
10.7	Independence of Covenants
10.8	Notices
10.9	Survival of Representations, Warranties and Agreements
10.10	Failure or Indulgence Not Waiver; Remedies Cumulative
10.11	Marshalling; Payments Set Aside
10.12	Severability
10.13	Obligations Several; Independent Nature of Lenders’ Rights
10.14	Headings
10.15	Applicable Law
10.16	Successors and Assigns
10.17	Consent to Jurisdiction and Service of Process

10.18	Waiver of Jury Trial
10.19	Confidentiality
10.20	Counterparts; Effectiveness
10.21	Non-Recourse to General Partners
10.22	Cooperation With Gaming Boards
10.23	Principles of Restatement

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EXHIBITS

A	Assignment Agreement
B	Certificate Re: Non-Bank Status
C	Compliance Certificate
D	Intercreditor Agreement
E	Notice of Borrowing
F	Notice of Conversion/Continuation
G	Notice of Issuance of Letter of Credit
H	Form of Revolving Note
I	Form of Term Note

SCHEDULES

5.1	Subsidiaries
5.12	Environmental Matters
5.16	Intellectual Property
7.2	Certain Existing Liens

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is dated as of March 5, 2002 and entered into by and among CIRCUS AND ELDORADO JOINT VENTURE, a Nevada general partnership (“Borrower”), the financial institutions listed on the signature pages hereof (each individually referred to herein as a “Lender” and collectively as “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent (“Administrative Agent”) with reference to the following facts.

R E C I T A L S

A.            On or about November 24, 1997, Borrower, the lenders and Bank of America, N.A. as Administrative Agent, entered into a Amended and Restated Credit Agreement dated as of November 24, 1997 (the “Existing Credit Agreement”).

B.            The parties hereto desire to amend and restate the Existing Credit Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree to amend and restate the Existing Credit Agreement in its entirety as follows:

SECTION 1

DEFINITIONS

1.1           Certain Defined Terms.

The following terms used in this Agreement shall have the meanings set forth below:

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to Section 9.5.

“Affected Lender” has the meaning assigned to that term in Section 2.6C.

“Affected Loans” has the meaning assigned to that term in Section 2.6C.

“Affiliate,” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Second Amended and Restated Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time.

“Applicable Base Rate Margin” means, (i) during the initial Pricing Period, 2.00% per annum, and (ii) during each subsequent Pricing Period, the percentage per annum set forth below opposite the Leverage Ratio as of the last day of the Fiscal Quarter ended two months prior to the first day of such Pricing Period:

Leverage Ratio	Margin
Less than 2.50:1.00	1.00%

Equal to or greater than 2.50:1.00 but less than 3.00:1.00	1.25%

Equal to or greater than 3.00:1.00 but less than 3.50:1.00	1.50%

Equal to or greater than 3.50:1.00 but less than 4.00:1.00	1.75%

Equal to or greater than 4.00:1.00	2.00%

“Applicable Commitment Fee Rate” means, (i) during the initial Pricing Period, 0.50% per annum, and (ii) during each subsequent Pricing Period, the percentage per annum set forth below opposite the Leverage Ratio as of the last day of the Fiscal Quarter ended two months prior to the first day of such Pricing Period:

Leverage Ratio	Commitment Fee
Less than 3.00:1.00	0.375%

Equal to or greater than 3.00:1.00	0.500%

“Applicable Eurodollar Rate Margin” means, (i) during the initial Pricing Period, 3.00% per annum, and (ii) during each subsequent Pricing Period, the percentage per annum set forth below opposite the Leverage Ratio as of the last day of the Fiscal Quarter ended two months prior to the first day of such Pricing Period:

Leverage Ratio	Margin
Less than 2.50:1.00	2.00%

Equal to or greater than 2.50:1.00 but less than 3.00:1.00	2.25%

Equal to or greater than 3.00:1.00 but less than 3.50:1.00	2.50%

Equal to or greater than 3.50:1.00 but less than 4.00:1.00	2.75%

Equal to or greater than 4.00:1.00	3.00%

“Asset Sale” means the sale by Borrower or any of its Subsidiaries to any Person other than Borrower or any of its wholly-owned Subsidiaries of (i) any of the stock of any of Borrower’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Borrower or any of its Subsidiaries outside of the ordinary course of business (including, without limitation, sale of the Premises); provided, in each case, that no such sale or disposition shall be an Asset Sale for purposes of this Agreement unless the fair market value of the assets sold or disposed exceeds $3,000,000 for any given transaction or series of related transactions or $6,000,000 in the aggregate in any calendar year.

“Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit A.

“Assignment of Rents and Revenues” means Second Amended and Restated Assignment of Rents and Revenues dated March 1, 2002 executed by the Borrower in favor of the Administrative Agent, as it may hereafter be amended, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, at any time, the higher of (x) the Prime Rate or (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in Section 2.2A.

“Borrower” has the meaning assigned to that term in the introduction to this Agreement.

“Borrower Security Agreement” means the Second Amended and

Restated Security Agreement executed and delivered by Borrower and Administrative Agent on the Closing Date, as it may hereafter be amended, supplemented or otherwise modified from time to time.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of Nevada, New York or California or is a day on which banking institutions located in any such state are authorized or required by law or other governmental action to close.

“Capital Expenditures” means, for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases that is capitalized on the balance sheet of Borrower and its Subsidiaries) by Borrower and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the statement of cash flows of Borrower and its Subsidiaries plus (ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by Borrower and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of Borrower.

“Capital Lease,” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that, at the time of the acquisition of such certificates or acceptances (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s, and (vi) overnight repurchase agreements executed with Lenders; provided that the terms of such repurchase agreements require physical delivery of securities (which must be “Cash Equivalents” as described in clauses (i) - (iv) above), except in the case of treasury obligations delivered through the Federal Reserve book entry system.

“Cash Interest Expense” means Interest Expense paid or payable in cash.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit B delivered by a Lender to Administrative Agent pursuant to Section 2.7B(iii).

“Circus Bridge” means the elevated building structure that spans Fifth Street and connects the Improvements with the buildings located on the adjacent real property owned by Circus Circus Casinos, Inc., a Nevada corporation which is a wholly owned Subsidiary of Mandalay.

“Closing Date” means the date upon which each of the conditions precedent specified in Section 4.1 are satisfied or waived and this Agreement becomes effective.

“Collateral” means all the real, personal and mixed property made subject to a Lien pursuant to the Collateral Documents.

“Collateral Account Agreement” means the Collateral Account Agreement executed and delivered by Borrower in favor of the Administrative Agent on the Closing Date, as the same may hereafter be amended, supplemented or otherwise modified from time to time.

“Collateral Documents” means the Borrower Security Agreement, the Guarantor Security Agreement, the Collateral Account Agreement, the Deed of Trust, the Assignment of Rents and Revenues, the Deposit Account Agreement, the Pledge Agreement and all other instruments or documents now or hereafter granting Liens on property of Borrower or its Subsidiaries to Administrative Agent for benefit of Lenders.

“Commitments” means, collectively, the Revolving Commitments and the Term Commitments.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C delivered to Administrative Agent and Lenders by Borrower pursuant to Section 6.1(iv).

“Contingent Obligation,” as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Interest Rate Agreements.  Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  For purposes of this definition, the amount of any Contingent Obligation at any time of determination shall be computed as the amount that, in light of all the facts and circumstances existing at such time represents the amount that reasonably can be expected at such time of determination to become an actual or matured liability.

“Contractual Obligation,” as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument (which other instrument is for the payment of money) to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Deed of Trust” means the Second Amended and Restated Construction Deed of Trust, Fixture Filing With Security Agreement and Assignment of Rents dated as of March 1, 2002 executed by the Borrower in favor of the Administrative Agent, as it may hereafter be amended, supplemented or otherwise modified from time to time.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Deposit Account Agreement” means the deposit account agreement, executed and delivered by Borrower, Administrative Agent and Bank of America, N.A. on the Closing Date, as the same may hereafter be amended, supplemented or otherwise modified from time to time.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“EBITDA” means, for any period, Net Income for such period plus, to the extent such items were subtracted in the determination of Net

Income, the sum of the amounts for such period of (i) Interest Expense, (ii) provisions for taxes based on income, (iii) total depreciation expense, (iv) total amortization expense, (v) Pre-Opening Expenses, (vi) non-recurring or extraordinary losses and (vii) other non-cash items reducing Net Income less, to the extent such items were added in the determination of Net Income, the sum of the amounts for such period of (x) non-recurring or extraordinary gains and (y) non-cash items increasing Net Income, all of the foregoing as determined for Borrower and its Subsidiaries in conformity with GAAP.

“Eldorado Bridge” means the elevated building structure that spans Fourth Street and connects the Improvements with the buildings located on the adjacent real property owned by Eldorado Resorts.

“Eldorado LLC” means Eldorado Limited Liability Company, a Nevada limited liability company.

“Eldorado Resorts” means Eldorado Resorts, LLC, a Nevada limited liability company, and a member of Eldorado LLC.

“Eligible Assignee” means, as to each Lender (a) another Lender, (b) any Affiliate of that Lender, (c) any commercial bank having a combined capital and surplus of $100,000,000 or more which is (i) organized under the laws of the United States or any state thereof, or (ii) the domestic branch or agency of any such commercial bank organized under the laws of a country which is a member of the Organization for Economic Cooperation and Development, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has a net worth of $200,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $250,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) otherwise be exempt from withholding of tax on interest and delivers the documents required by Section 2.7B(iii) at the time of any assignment pursuant to Section 10.1.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or was at any time, maintained or contributed to by Borrower or any of its ERISA Affiliates.

“Environmental Claim” means any accusation, allegation, notice of violation, claim, demand, abatement order, cleanup order, removal order, or other order or direction (conditional or otherwise) by any governmental authority or any Person for any injury, loss or damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions or to compel cleanup or remediation, in each case relating to, resulting from or in connection with any Hazardous Material and relating to Borrower, any of its Subsidiaries or any Facility.

“Environmental Indemnities”  means the Environmental Indemnities from Borrower and Silver Legacy Capital Corp. executed on the Closing Date in favor of the Administrative Agent, as amended, supplemented or otherwise modified from time to time.

“Environmental Laws” means all statutes, ordinances, orders, rules, regulations, plans, policies, decrees, permits, guidance documents, and any other requirements of Governmental Authorities relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Material, (ii) the presence, generation, use, storage, transportation or disposal of Hazardous Material, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act ( 33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes, ordinances and other laws, and rules and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate”, as applied to any Person, means (i) any Person that is, or was at any time, a member of a controlled group of Persons within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is, or was at any time, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is, or was at any time, a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any Person described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time, a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by Borrower or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Borrower or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower or any of its ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Business Days” means any Business Day on which dealings in Dollar deposits are conducted by and among banks in the Eurodollar Market.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan, the interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) at which deposits in Dollars are offered by Bank of America to prime banks in the Eurodollar Market at or about 11:00 a.m. local time in the Eurodollar Market two Eurodollar Business Days before the first day of the applicable Interest Period for such Eurodollar Rate Loan in an aggregate amount approximately equal to the principal amount of such Eurodollar Rate Loan and for a period of time comparable to the number of days in the applicable Interest Period.

“Eurodollar Market” means a regularly established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in Section 2.2A.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Executive Committee” means the executive committee of Borrower organized in accordance with Section 5.7 of the Joint Venture Agreement.

“Executive Committee Signatories” means the individuals from time to time serving as Borrower’s Director of Finance and Administration and General Manager each of whom shall have been authorized to sign on behalf of the Executive Committee and Borrower pursuant to a resolution of the Executive Committee.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of November 24, 1997 referred to in the recitals to this Agreement, as heretofore amended.

“Facility” and “Facilities” mean any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Fee Letter” means that certain letter agreement of even date herewith between Borrower and Administrative Agent.

“Fiscal Quarter” means a fiscal quarter of Borrower ending on any March 31, June 30, September 30 or December 31.

“Fiscal Year” means a fiscal year of Borrower ending on each December 31.

“Fixed Charge Coverage Ratio” means, as of the last day of each Fiscal Quarter, the ratio of :

(a)           EBITDA for the period of four consecutive Fiscal Quarters ending on that date; to

(b)           the sum, without duplication, of all scheduled reductions to the Term Commitments required to be made during that period, plus all scheduled principal payments required to be made in respect of other Indebtedness of Borrower during that period, plus Cash Interest Expense for that period, plus Tax Distributions made during that period (other than those made on the Closing Date pursuant to Section 7.5(i), plus Partner Distributions made during that period (other than those made on or prior to the Closing Date pursuant to Section 7.5(i), plus Maintenance Capital Expenditures made during that period.

“Funding and Payment Office” means the office of Administrative Agent located at the address set forth on the signature pages hereof.

“Funding Date” means, with respect to any particular Loan, the date of the funding of that Loan.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession (including, without limitation, in the AICPA Audit and Accounting Guide: Audits of Casinos), in each case as the same are applicable to the circumstances as of the date of determination.

“Gaming Board” means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, and (c) any other Governmental Authority that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Borrower and its Subsidiaries within its jurisdiction.

“Gaming Laws” means all statutes, rules, regulations, ordinances, codes and administrative or judicial precedents (including, without limitation, the Nevada Gaming Control Act (N.R.S. Ch. 463)) pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Borrower and its Subsidiaries within its jurisdiction.

“General Partners” means, at any time, Galleon, Inc., a Nevada corporation and a wholly-owned Subsidiary of Mandalay, and Eldorado LLC, a Nevada limited liability company, each a general partner of Borrower, and their respective successors and assigns at such time.

“Governmental Authority” means any of the United States government, the government of the State of Nevada or any other state and any political subdivision, agency, department, commission, court, board, bureau or instrumentality of any of them, including any local authorities.

“Governmental Authorization” means any permit, license,

authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantor Security Agreement” means the Guarantor Security Agreement executed on the date hereof by Silver Legacy Capital Corp., a Nevada corporation, to secure the Guaranty, either as originally executed or as the same may from time to time be supplanted, modified, amended, extended or supplanted.

“Guaranty” means the guaranty of the Obligations under the Commitments executed by Silver Legacy Capital Corp. on the date hereof, either as originally executed or as the same may from time to time be supplemented, modified, amended, extended or supplanted.

“Hazardous Material” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “infectious waste”, “toxic substances” or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Law or publication promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluid, produced water and other waste associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substance or explosive; (v) any radioactive material; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) any pesticide; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to human health and safety or the environment if released into the workplace or the environment.

“Hotel” means the Silver Legacy Hotel and Casino in Reno, Nevada, including, without limitation, the Premises; the Improvements (including, without limitation, the Silver Legacy Bridge and the Tunnel); the Skyways, all street work; drainage; plantings; signalization; and other installations, equipment and facilities located on or off of the Premises and required of Borrower by Governmental Authorities in connection with development of the Premises.

“Hotel-Casino Management” means Hotel-Casino Management, Inc., a Nevada corporation and a member of both Eldorado LLC and Eldorado Resorts, and its successors and permitted assigns.

“Improvements” means all buildings, structures, facilities and other improvements of every kind and description now or hereafter located on the Premises, including all parking areas, roads, driveways, walks, fences, walls, beams, recreation facilities, drainage facilities, lighting facilities and other site improvements, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utility equipment and facilities, all plumbing, lighting, heating, ventilating, air-conditioning, refrigerating, incinerating, compacting, fire protection and sprinkler, surveillance and security, vacuum cleaning, public address and communications equipment and systems, all screens, awnings, floor coverings, partitions, elevators, escalators, motors, machinery, pipes, fittings and other items of equipment and personal property of every kind and description now or hereafter located on the Premises or attached to the improvements (excluding the Skyways but including any support structures attached to the improvements with respect to the Skyways and including the Silver Legacy Bridge and the Tunnel) that by the nature of their location thereon or attachment thereto are real property under applicable law.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (excluding, as an example, any trade payables payable in the ordinary course of business that are not so due or so evidenced) and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.  Obligations under Interest Rate Agreements shall be deemed to constitute Contingent Obligations and not Indebtedness unless and until the counterparties thereto have demanded payment thereunder or the related Interest Rate Agreement has been terminated.

“Indemnitee” has the meaning assigned to that term in Section 10.3.

“Indenture” means the Indenture dated as of March 5, 2002 among the Borrower, Silver Legacy Capital Corp., and The Bank of New York, as Trustee, as amended at any time.

“Intellectual Property” means all patents, trademarks, tradenames, customer lists, copyrights, technology, know-how and processes (i) used in or necessary for the conduct of the business of Borrower and its Subsidiaries as currently conducted and as proposed to be conducted and (ii) that are material to the condition (financial or otherwise), business or operations of Borrower and its Subsidiaries, taken as a whole.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date among the Administrative Agent on behalf of the Lenders and The Bank of New York, as Trustee for the holders of the Mortgage Notes, substantially in the form of Exhibit D, as at any time amended.

“Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, the last day of each month of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in Section 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Borrower or any of its Subsidiaries against fluctuations in interest rates.

“Interest Rate Determination Date” means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person, (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by Borrower or any Subsidiary of Borrower from any Person other than Borrower or any of its Subsidiaries, of any equity Securities of such Subsidiary, or (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Borrower or any of its Subsidiaries to any other Person, other than any indebtedness or account receivable or both from that other Person that is a current asset or arose from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuing Lender” means Administrative Agent.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Joint Venture Agreement” means the Amended and Restated Agreement of Joint Venture, dated as of January 1, 2002, between the General Partners, as amended, supplemented or otherwise modified from time to time in accordance with the terms of Section 7.14B.

“Lender” and “Lenders” means the persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to Section 10.1.  The term “Lenders” when used without a modifier or when modified only by “the” means Requisite Lenders.

“Letter of Credit” or “Letters of Credit” means Standby Letters of Credit issued or to be issued by Issuing Lender for the account of Borrower pursuant to Section 3.1.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount that is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lender and not theretofore reimbursed by Borrower (reimbursement out of the proceeds of Loans pursuant to Section 3.3B shall be considered reimbursement by Borrower for purposes hereof).

“Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Total Debt as of the date as of which the determination is being made to (ii) EBITDA for the four consecutive Fiscal Quarter period ending on the date as of which the determination is being made.

“License Revocation” means the revocation, failure to renew (other than with respect to particular types of gambling or gaming activities (e.g., Keno or Pai Cow) that Borrower has elected no longer to pursue) or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Board covering any casino or gaming facility of Borrower or any of its Subsidiaries.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give any security interest and any mechanic’s liens) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” means any Revolving Loan or Term Loan, each of which may also be a Base Rate Loan or a Eurodollar Rate Loan.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrower in favor of an Issuing Lender relating to, the Letters of Credit), the Collateral Documents, the Guaranty, the Environmental Indemnities, each Interest Rate Agreement entered into between Borrower and any Lender (provided that each such Interest Rate Agreement shall be entitled to the benefits of the Collateral Documents to the extent set forth in Section 9.7) and each reaffirmation thereof.

“Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Commitments, that Lender’s Revolving Commitment and Term Commitment and (ii) after the termination of the Commitments, the sum of (a) the aggregate outstanding principal amount of the Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any drawings under Letters of Credit honored by Issuing Lender and not theretofore reimbursed by Borrower.

“Loan Party” means any of Borrower, Borrower’s Subsidiaries and General Partners and “Loan Parties” means Borrower, Borrower’s Subsidiaries and General Partners, collectively.

“Maintenance Capital Expenditures” means any Capital Expenditure for the maintenance, repair, restoration or refurbishment of the Hotel and its existing amenities, but not any Capital Expenditure which adds to or further improves the Hotel.

“Manager” means the Person elected to manage the affairs of a limited liability company.

“Managing Partner” means, at any time, Galleon, Inc., a Nevada corporation and a wholly-owned subsidiary of Mandalay, or its successors or assigns, in the capacity of managing partner of Borrower under the Joint Venture Agreement, at such time.

“Mandalay” means Mandalay Resort Group., a Nevada corporation, its successors and permitted assigns.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse effect upon (a) the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party and its Subsidiaries taken as a whole, (b) the validity, priority or enforceability of any of the Loan Documents or any Lien created or intended to be created thereby, or (c) the use, occupancy or operation of all or any material part of the Hotel or (ii) the impairment of the ability of any Loan Party materially to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

“Maturity Date” means March 31, 2007.

“Mortgage Notes” means the $160,000,000 in 10  % Mortgage Notes due 2012 being issued concurrently herewith by Borrower and Silver Legacy Capital Corp., a Nevada corporation, pursuant to the Indenture.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 3(37) of ERISA, to which Borrower or any of its ERISA Affiliates is contributing, or ever has contributed, or to which Borrower or any of its ERISA Affiliates has, or ever has had, an obligation to contribute.

“Net Income” means, for any period, the net income (or loss) of Borrower and its Subsidiaries for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person’s assets are acquired by Borrower or any of its Subsidiaries, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan.

“Notes” means, collectively, the Revolving Notes and the Term Notes.

“Notice of Borrowing” means a notice substantially in the form of Exhibit E delivered by Borrower to Administrative Agent pursuant to Section 2.1C with respect to a proposed borrowing.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit F delivered by Borrower to Administrative Agent pursuant to Section 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

“Notice of Issuance of Letter of Credit” means a notice substantially in the form of Exhibit G delivered by Borrower to Administrative Agent pursuant to Section 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

“Obligations” means all obligations of every nature of any Loan Party, from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise and whether or not the obligation is allowed as a claim in any proceeding referred to in Section 8.6 or 8.7.

“Officers’ Certificate” means, as applied to any Person a certificate executed by that Person or on behalf of that Person by an authorized Person; provided that every Officers’ Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers’ Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Partner Distributions” means distributions to the General Partners pursuant to the terms of the Joint Venture Agreement other than Tax Distributions.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Percentage Interests” has the meaning assigned to that term in the Joint Venture Agreement.

“Permitted Encumbrances” means the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

(i)            Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required to be paid pursuant to Section 6.3;

(ii)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(iii)          easements, rights of tenants, reservations, covenants, rights-of-way, restrictions, minor defects, minor encroachments or minor irregularities in title and other similar immaterial charges or encumbrances that (i) arise prior to the Closing Date and are approved in writing by the Administrative Agent or (ii) arise after the Closing Date and would not, individually or in the aggregate, result in a Material Adverse Effect; and

(iv)          Liens arising solely from filing UCC financing statements relating solely to leases permitted by this Agreement.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, limited liability companies or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Pledge Agreement” means the Pledge Agreement to be executed and delivered by the General Partners with respect to their partnership interests in Borrower in favor of the Administrative Agent in accordance with Section 6.9 hereof, which agreement shall be substantially in the form of the draft thereof dated February 28, 2002, with such changes as the Gaming Board shall require, as it may hereafter be amended, supplemented or otherwise modified from time to time.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than Interest Expense) incurred with respect to capital projects and properly deferred and charged to expense as of commencement of operations, which are classified as “pre-opening expenses” on the applicable financial statements of Borrower and its Subsidiaries for such period, prepared in accordance with GAAP.

“Premises” means the real property situated in Reno, Nevada, and more particularly described in the Deed of Trust.

“Pricing Period” means each period of three consecutive calendar months beginning on March 1, June 1, September 1 and December 1 of each year.

“Prime Rate” means the rate of interest publicly announced from time to time by Bank of America, as its “Prime Rate” or the similar prime rate or reference rate announced by any successor Administrative Agent.  The Prime Rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the Prime Rate announced by Bank of America or any successor Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Rata Share” means, as to each of the Commitments and Loans and with respect to each Lender, the percentage of the Loans (and of any the Letters of Credit) held by that Lender with respect to each of the Revolving Commitments or the Term Commitments, or if no Commitments are outstanding, the principal amount of all Loans made pursuant to the expired Commitments.  The records of the Administrative Agent shall be presumed to correctly reflect the Pro Rata Share of the Lenders from time to time party to this Agreement.

“Quarterly Payment Date” means the last business day of each Fiscal Quarter.

“Register” has the meaning assigned to that term in Section 2.1E.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” has the meaning assigned to that term in Section 3.3B.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

“Requisite Lenders” means (a) at such times as the Commitments are in effect, Lenders having 51% or more of the Commitments, and (b) following any termination of the Commitments, Lenders having 51% or more of the aggregate Loan Exposure of all Lenders provided, that in each case, if there are two or more Lenders having outstanding Commitments or Loan Exposure, at least two Lenders shall be required to constitute Requisite Lenders.

“Restricted Junior Payment” means (i) any distribution of cash or property or other distribution, direct or indirect, on account of any partnership interest in Borrower now or hereafter outstanding, except a distribution payable solely in interests of that class of partnership interest to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any interests of any class of partnership interest in Borrower now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any interests of any class of partnership interests in Borrower now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness other than the Mortgage Notes or any refinancings thereof permitted hereunder.

“Revolving Commitment” means the commitment of any Lender to make Revolving Loans to the Borrower, and “Revolving Commitments” means such commitments of all Lenders in the aggregate at the time of reference.  Initially, the aggregate principal amount of the Revolving Commitments is $20,000,000, but it may hereafter be reduced in the manner provided for in Section 2.4.

“Revolving Loan” means any loan made by a Lender to Borrower under its Revolving Commitment pursuant to Section 2.1

“Revolving Notes” means any promissory notes of Borrower issued pursuant to Section 2.1F to evidence the Loans made by Lenders under the Revolving Commitments, substantially in the form of Exhibit H, with appropriate insertions, as they may be amended, supplemented or otherwise modified from time to time.

“Revolving Usage” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Loans made for the purpose of reimbursing the Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the Letter of Credit Usage.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Senior Officer” means, with respect to any Person, any Chief Executive Officer, President, Executive Vice President, Vice President, Chief Financial Officer, Treasurer or Controller of such Person, or any individual holding an equivalent position with such Person or any partner or member of such Person, including, without limitation, in the case of Borrower, the General Manager of Silver Legacy Hotel and Casino and the Director of Finance and Administration of the Silver Legacy Hotel and Casino.

“Silver Legacy Bridge” means the elevated building structure that connects the hotel portion of the Hotel with the casino portion of the Hotel.

“Skyway Easements” means those two certain Bridge Easements recorded in the Official Records of Washoe County, Nevada, one by and between Borrower and Eldorado Resorts and the other by and between Borrower and Circus Circus Casinos, Inc., pursuant to which, among other things, Borrower was granted perpetual easements for pedestrian access to and from the Improvements via the Eldorado Bridge and the Circus Bridge, respectively.

“Skyways” means the Circus Bridge and the Eldorado Bridge; the Skyways are owned by Mandalay and Eldorado Resorts, respectively, and are subject to the terms and provisions of the Skyway Easements.  The Skyways do not include the Silver Legacy Bridge.

“Sole Arranger and Book Manager” means Banc of America Securities LLC

“Standby Letter of Credit” means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Borrower or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers’ compensation liabilities of Borrower or any of its Subsidiaries, (iii) the obligations of third party insurers of Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, and (iv) performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; provided that Standby Letters of Credit may not be issued for the purpose of supporting (a) trade payables, (b) any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of the Bankruptcy Code), or (c) any Indebtedness or Contingent Obligation of Borrower or any

of its Subsidiaries if such Indebtedness or Contingent Obligation is secured by real property of Borrower or such Subsidiary located in the State of California.

“Subordinated Indebtedness” means any Indebtedness of Borrower subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Administrative Agent and Lenders.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person’s principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person is deemed to be doing business on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

“Tax Distributions” means distributions to the General Partners of cash or property pursuant to Section 4.1(a) of the Joint Venture Agreement as in effect on the Closing Date made in order to satisfy the General Partners’ federal tax liability accruing in the Fiscal Year with respect to which such distributions are made assuming each General Partner’s tax liabilities accrue at the maximum marginal federal income tax rate that applies to such General Partner as set forth in Section 4.2 of the Joint Venture Agreement as in effect on the Closing Date.

“Term Commitment” means the commitment of any Lender to make Term Loans to the Borrower, and “Term Commitments” means such commitments of all Lenders in the aggregate at the time of reference. Initially, the aggregate principal amount of the Term Commitments is $20,000,000, but it may hereafter be reduced in the manner provided for in Section 2.4.

“Term Loan” means any loan made by a Lender to Borrower under its Term Commitment pursuant to Section 2.1

“Term Notes” means any promissory notes of Borrower issued pursuant to Section 2.1F to evidence the Loans made by Lenders under the Term Commitment, substantially in the form of Exhibit I, with appropriate insertions, as they may be amended, supplemented or otherwise modified from time to time.

“Title Policy” means the American Land Title Association extended coverage mortgagee title insurance policy issued to the Administrative Agent pursuant to Section 4.1F.

“Total Debt” means, as at any date of determination, the sum, without duplication, of all obligations of Borrower and its Subsidiaries with respect to interest bearing indebtedness, notes payable, capital leases, letters of credit, guarantees and other Contingent Obligations.

“Tunnel” means the tunnel beneath Sierra Street that connects the casino portion of the Hotel to the hotel portion of the Hotel.

1.2           Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Borrower to Lenders pursuant to clauses (i), (ii), (iii) and (xiii) of Section 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 6.1(v)).  Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with GAAP as in effect at the time such calculations are made.

1.3           Other Definitional Provisions.

References to “Sections,” and “Exhibits” shall be to Sections of and Exhibits to this Agreement unless otherwise specifically provided.  Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

SECTION 2

AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1           Commitments; Making of Loans; the Register; Optional Notes

1.             Revolving Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties set forth in the Loan Documents, each Lender hereby severally agrees to lend to Borrower from time to time during the period from the Closing Date to but excluding the Maturity Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Commitments, provided that, notwithstanding any other provision of this Agreement, the Revolving Usage shall not at any time exceed the Revolving Commitments then in effect.  The Revolving Commitments of Lenders shall be adjusted to give effect to any assignments of the Commitments pursuant to Section 10.1.  The amount of the Revolving Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to Sections 2.4A, 2.4C(ii) and 2.4C(iii) or terminated as set forth in Section 8.  Each Lender’s Revolving Commitment shall expire on the Maturity Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than that date.   Amounts borrowed under this Section 2.1A may be repaid and reborrowed at any time prior to the Maturity Date.

2.             Term Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties set forth in the Loan Documents, each Lender hereby severally agrees to lend to Borrower on the Closing Date the full amount of its Pro Rata Share of the aggregate amount of the Term Commitments.  The Term Commitments of Lenders shall be adjusted to give effect to any assignments of the Commitments pursuant to Section 10.1.  The amount of the Term Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to Sections 2.4B, 2.4C(ii) and 2.4C(iii) or terminated as set forth in Section 8.  Each Lender’s Term Commitment shall expire on the Maturity Date and all Term Loans and all other amounts owed hereunder with respect to the Term Loans and the Term Commitments shall be paid in full no later than that date.   Amounts borrowed under this Section 2.1B may be repaid but may not be reborrowed at any time, but may be refinanced with the proceeds of other Term Loans.

3.             Borrowing Mechanics.  The Loans made on each Funding Date (other than Loans made pursuant to Section 3.3B for the purpose of reimbursing Issuing Lender for the amount of a drawing under a Letter of Credit issued by it) shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; provided that each Eurodollar Rate Loan shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.  Subject to the next following paragraph, whenever Borrower desires that Lenders make Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 9:00 A.M. (Pacific time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan).  The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day),

(ii) the amount of Loans requested, (iii) whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, and (iv) in the case of a Eurodollar Rate Loan, the initial Interest Period requested therefor.  Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in Section 2.2D.

Unless Administrative Agent, in its sole and absolute discretion, has notified Borrower to the contrary, a Loan may be requested by telephone by a duly authorized officer or other Person authorized to borrow on behalf of Borrower, in which case Borrower shall confirm such request by delivering promptly a Notice of Borrowing with respect to such Loan in person or by telecopier to Administrative Agent.  Neither Administrative Agent nor any Lender shall incur any liability to any Loan Party in acting upon any such telephonic notice that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this Section 2.1C, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected Loans hereunder.

Borrower shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrower of the proceeds of any Loans shall constitute a re-certification by Borrower, as of the applicable Funding Date, as to the matters to which Borrower is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in Sections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

4.             Disbursement of Funds.  All Loans under this Agreement shall be made by Lenders severally and simultaneously and in proportion to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.  Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to Section 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender of the proposed borrowing.  Each Lender shall make the amount of its Loan available to Administrative Agent, in same day funds in Dollars, at the Funding and Payment Office, not later than 1:00 P.M. (Pacific time) on the applicable Funding Date.  Except as provided in Section 3.3B with respect to Loans used to reimburse Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in Sections 4.1 (in the case of the initial Loans made hereunder) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Funding and Payment Office.

Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans.  Nothing in this Section 2.1D shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

5.             The Register.

(1)           Administrative Agent shall maintain, at its address referred to in Section 10.8, a register for the recordation of the names and addresses of Lenders and the Revolving Commitment and Term Commitment and Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by Borrower, any Lender or any Gaming Board and their respective agents at any reasonable time and from time to time upon reasonable prior notice.

(2)           Administrative Agent shall record in the Register the Revolving Commitment and Term Commitment and the Loans from time to time of each Lender and each repayment or prepayment in respect of the principal amount of the Loans of each Lender.  Any such recordation shall be presumed to be correct; provided that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of the applicable Loans.

(3)           Each Lender shall record on its internal records (including, without limitation, any Note held by such Lender) the amount of each Loan made by it and each payment in respect thereof.  Any such recordation shall be presumed to be correct; provided that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of the applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(4)           Borrower, Administrative Agent and Lenders shall deem and

treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Revolving Commitments and Term Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitments or Loans shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in Section 10.1B(ii).  Prior to such recordation, all amounts owed with respect to the applicable Commitments or Loans shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(5)           Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.1E, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under Section 10.3.

6.             Optional Notes.  If so requested by any Lender, Borrower shall execute and deliver a Note to such Lender.

2.2           Interest on the Loans.

1.             Rate of Interest.  Subject to the provisions of Sections 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate, as the case may be.  The applicable basis for determining the rate of interest with respect to any Loan shall be selected by Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to Section 2.1B. The basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to Section 2.2D. If on any day a Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

Subject to the provisions of Sections 2.2E and 2.6, the Loans shall bear interest through maturity as follows:

(i)            if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Applicable Eurodollar Rate Margin.

(ii)           if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Base Rate Margin.

2.             Interest Periods.  In connection with each Eurodollar Rate Loan, Borrower may, pursuant to the applicable Notice of Borrowing or

Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Borrower’s option, either a one, two, three or six month period; provided that:

(1)           the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(2)           in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

(3)           if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(4)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this Section 2.2B, end on the last Business Day of a calendar month;

(5)           no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date;

(6)           no Interest Period with respect to any portion of the Loans shall extend beyond the date on which a permanent reduction of the Revolving Commitments is scheduled to occur unless the sum of (a) the aggregate principal amount of Loans that are Base Rate Loans plus (b) the aggregate principal amount of Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date plus (c) the excess of the Revolving Commitments then in effect over the Revolving Usage as of such date equals or exceeds the permanent reduction of the Revolving Commitments that is scheduled to occur on such date;

(7)           there shall be no more than ten Interest Periods outstanding at any time; and

(8)           in the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Borrower shall be deemed to have selected an Interest Period of one month.

3.             Interest Payments.  Subject to the provisions of Section 2.2E, interest on each Loan shall be payable in arrears on and to each Interest

Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Loans that are Base Rate Loans are prepaid pursuant to Section 2.4C(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

4.             Conversion or Continuation.  Subject to the provisions of Section 2.6, Borrower shall have the option at any time (i) to convert all or any part of its outstanding Loans equal to $1,000,000 and integral multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Subject to the next following paragraph, Borrower shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 9:00 A.M. (Pacific time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Default or Event of Default has occurred and is continuing.

Unless Administrative Agent, in its sole and absolute discretion, has notified Borrower to the contrary, a Loan may be requested by telephone by a duly authorized officer or other Person authorized to borrow on behalf of Borrower, in which case Borrower shall confirm such request by delivering promptly a Notice of Borrowing with respect to such Loan in person or by telecopier to Administrative Agent.  Borrower and Lenders may enter a memorandum of understanding that sets forth specific procedures for such telephonic requests; if Lenders comply with the procedures set forth in such memorandum (or if no such memorandum is entered), neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any such telephonic notice that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this Section 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

Except as otherwise provided in Sections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

5.             Post-Maturity Interest.  Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment (which may be revoked by Borrower to the extent such revocation will not result in the incurrence of costs by Administrative Agent or any Lender or, if incurred, such costs are reimbursed by Borrower), by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

6.             Computation of Interest and Fees.  Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  Fees payable by Borrower under this Agreement shall be computed on the basis of a 360-day year for the actual number of days during which the fee accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

2.3           Fees

1.             Commitment Fees.  Borrower agrees to pay to Administrative Agent, for distribution to each Lender in proportion to that Lender’s Pro

Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Maturity Date equal to: the average of the daily excess of the Revolving Commitments over the Revolving Usage multiplied by the Applicable Commitment Fee Rate.  These commitment fees shall be payable quarterly in arrears on each Quarterly Payment Date and on the Maturity Date.

2.             Upfront Fees, Arrangement Fee, Administrative Agency Fee.  On the Closing Date, the Borrower shall pay to the Lenders through the Administrative Agent upfront fees in the amounts set forth in a fee letter with the Administrative Agent.  Borrower also agrees to pay to Administrative Agent a non-refundable arrangement fee and a non-refundable administrative agency fee, payable in amounts and on the dates set forth in the Fee Letter.

2.4           Prepayments and Reductions in Commitments; General Provisions Regarding Payments.

1.             Scheduled Reductions of Term Commitments.  Borrower shall repay the outstanding Term Loans on each Quarterly Payment Date commencing with March 31, 2003 (and the Term Commitments shall be permanently reduced) in the amounts set forth below:

Quarterly Payment Dates	Amount
March 31, 2003 through December 31, 2004	$1,000,000

March 31, 2005 through December 31, 2005	$1,250,000

March 31, 2006 through December 31, 2006	$1,500,000

March 31, 2007	$1,000,000

provided each required payment set forth above shall be (i) reduced in connection with any voluntary or mandatory reductions of the Term Commitments in accordance with Section 2.4B(iii) and (ii) accelerated to the extent acceleration of the Loans occurs pursuant to Section 8.20B.

2.             Prepayments and Unscheduled Reductions in Commitments.

(1)           Voluntary Prepayments.  Borrower may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 9:00 A.M. (Pacific time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; provided, however, that the payment of any

Eurodollar Rate Loan on a date other than the last day of the related Interest Period shall be subject to Section 2.6D.  Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that such notice may be revoked by Borrower to the extent such revocation will not result in the incurrence of costs by Administrative Agent or any Lender or, if incurred, such costs are reimbursed by Borrower.  Any such voluntary prepayment shall be applied as specified in Section 2.4C(iv).

(2)           Voluntary Reductions of Commitments.  Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Commitments, provided that:

(1)           Borrower shall not voluntarily terminate any portion of the Revolving Commitment at any time when any portion of the Term Commitments remain in effect,

(2)           Each reduction shall in an amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; and

(3)           No reduction shall result in a Commitment being in an amount which is less than the usage of Loans and Letters of Credit under that Commitment.

Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the relevant Commitment of each Lender proportionately to its Pro Rata Share.  Any such voluntary reduction of the Commitments shall be applied as specified in Section 2.4C(iv).

(3)           Mandatory Prepayments and Mandatory Reductions of Commitments. Borrower shall prepay the Revolving Loans to the extent necessary so that the Revolving Usage shall not at any time exceed the Revolving Commitments then in effect.  Borrower shall prepay the Term Loans to the extent necessary so that the aggregate principal amount outstanding under the Term Commitments shall not at any time exceed the Term Commitments then in effect.  Any such mandatory prepayments shall be applied as specified in Section 2.4B(iv).

(4)           Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans.  Any prepayment of the Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.6D.

3.             General Provisions Regarding Payments.

(1)           Manner and Time of Payment.  All payments by Borrower of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 11:00 A.M. (Pacific time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.  Borrower hereby authorizes Administrative Agent to charge its accounts with Administrative Agent upon the occurrence and during the continuance of an Event of Default, in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose) and after such a charge is made on sufficient funds available, payment of principal, interest and fees under this Section 2.4C shall be deemed to have been made; provided however that until such occurrence and continuance of an Event of Default, Administrative Agent shall not charge Borrower’s accounts with Administrative Agent until receipt by Administrative Agent of written authorization from Borrower in accordance with the provisions of Section 10.8.

(2)           Application of Payments to Principal and Interest.  All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(3)           Apportionment of Payments.  Aggregate principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares.  Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender when received by Administrative Agent pursuant to Section 2.3.  Notwithstanding the foregoing provisions of this Section 2.4C(iii), if, pursuant to the provisions of Section 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(4)           Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(5)           Notation of Payment.  Each Lender agrees that before

disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of any Loan Party hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

2.5           Use of Proceeds.

1.             The proceeds of the Loans, together with other funds available to Borrower, shall be applied by Borrower (i) on the Closing Date, to refinance the obligations under the Existing Credit Agreement and to make the distributions to the General Partners contemplated by Section 7.5(i), and (ii) thereafter, to fund distributions permitted under Section 7.5 to the General Partners, for working capital and other general business purposes.

2.             Margin Regulations.  No portion of the proceeds of any borrowing under this Agreement shall be used by Borrower or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6           Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

1.             Determination of Applicable Interest Rate.  As soon as practicable after 9:00 A.M. (Pacific time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

2.             Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

3.             Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, central bank directive, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

4.             Compensation For Breakage or Non-Commencement of Interest Periods.  Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower, or (iv) as a consequence of any other default by Borrower in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

5.             Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

6.             Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.6 and under Section 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.6 and under Section 2.7A.

7.             Eurodollar Rate Loans After Default.  After the occurrence of and during the continuation of a Default or an Event of Default, (i) Borrower may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of Section 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower.

2.7           Increased Costs; Taxes; Capital Adequacy.

1.             Compensation for Increased Costs and Taxes.  Subject to the provisions of Section 2.7B, in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

(1)           subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

(2)           imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or

(3)           imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.             Withholding of Taxes.

(1)           Payments to Be Free and Clear.  All sums payable by Borrower under this Agreement and the other Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(2)           Grossing-up of Payments.  If Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax (other than a Tax on the overall net income of any Lender) from any sum paid or payable by Borrower to Administrative Agent or any Lender under any of the Loan Documents:

(1)           Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it;

(2)           Borrower shall pay any such Tax (other than a Tax on the overall net income of any Lender) before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Borrower) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

(3)           the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(4)           within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

(3)           Evidence of Exemption from U.S. Withholding Tax.

(1)           Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this Section 2.7B(iii), a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form W-8, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8 pursuant to clause (1) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

(2)           Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to Section 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, such Lender shall deliver to Administrative Agent for transmission to Borrower such certificates or statements of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) immediately notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

(3)           Borrower shall not be required to pay any additional amount to any Non-US Lender under clause (c) of Section 2.7B(ii) if such Lender shall have failed to satisfy the requirements of Section 2.7B(iii)(a); provided that if such Lender shall have satisfied such requirements on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this Section 2.7B(iii)(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant to clause (c) of Section 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such

Lender is not subject to withholding as described in Section 2.7B(iii)(a).

3.             Capital Adequacy Adjustment.  If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.8           Obligation of Lenders and Issuing Lender to Mitigate.

Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under Section 2.7 or Section 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to Section 2.7 or Section 3.6 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such

Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this Section 2.8 unless Borrower agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause (i) above.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

SECTION 1

LETTERS OF CREDIT

2.9           Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

1.             Letters of Credit.  In addition to Borrower requesting that Lenders make Loans pursuant to Section 2.1A, Borrower may request, in accordance with the provisions of this Section 3.1, from time to time during the period from the Closing Date to but excluding the Maturity Date, that Issuing Lender issue Letters of Credit for the account of Borrower for the purposes specified in the definition of Standby Letters of Credit.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties set forth in the Loan Documents, Issuing Lender shall be obligated, as provided in Section 3.1B(ii), to issue such Letters of Credit in accordance with the provisions of this Section 3.1; provided that Borrower shall not request that Issuing Lender issue (and Issuing Lender shall not issue):

(1)           any Letter of Credit if, after giving effect to such issuance, the Revolving Usage would exceed the Revolving Commitments then in effect;

(2)           any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $2,000,000;

(3)           any Standby Letter of Credit having an expiration date later than the earlier of (a) the Maturity Date and (b) the date that is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless Issuing Lender elects not to extend for any such additional period; provided, further that Issuing Lender shall deliver a written notice to Administrative Agent setting forth the last day on which Issuing Lender may give notice that it will not extend such Standby Letter of Credit (the “Notification Date” with respect to such Standby Letter of Credit) at least ten Business Days prior to such Notification Date; and provided, further that, unless Lenders otherwise consent, Issuing Lender shall give notice that it will not extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing on such Notification Date; or

(4)           any Letter of Credit denominated in a currency other than Dollars.

2.             Mechanics of Issuance.

(1)           Notice of Issuance.  Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Notice of Issuance of Letter of Credit no later than 10:00 A.M. (Pacific time) at least 5 Business Days, or such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance.  The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) the face amount of the Letter of Credit, (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, and (e) the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents and the verbatim text of any certificates to be presented by the beneficiary that, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; provided that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents or certificates; and provided, further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (Pacific time) on such business day.

Borrower shall notify the Issuing Lender prior to the issuance of any Letter of Credit in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit, Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit.

(2)           Issuing Lender.  Subject to the terms and conditions hereof, upon receipt by Administrative Agent of a Notice of Issuance of Letter of Credit pursuant to Section 3.1B(i) requesting the issuance of a Letter of Credit, Administrative Agent shall be the Issuing Lender with respect thereto.  Administrative Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent’s outstanding Revolving Loans, may exceed Administrative Agent’s Revolving Commitment then in effect.

(3)           Issuance of Letter of Credit.  Upon satisfaction or waiver (in accordance with Section 10.6) of the conditions set forth in Section 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender’s standard operating procedures.

(4)           Notification to Lenders.  Upon the issuance of any Letter of Credit the Issuing Lender shall promptly notify each other Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit.  Promptly after receipt of such notice, Administrative Agent shall notify each Lender of the amount of such Lender’s respective participation in such Letter of Credit, determined in accordance with Section 3.1C.

(5)           Reports to Lenders.  Within 15 days after the end of each calendar quarter ending after the Closing Date, so long as any Letter of Credit shall have been outstanding during such calendar quarter, Issuing Lender shall deliver to each other Lender a report setting forth the average for such calendar quarter of the daily maximum amount available to be drawn under the Letters of Credit issued by Issuing Lender that were outstanding during calendar quarter.

3.             Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Lender (including the Lender that acts as Issuing Lender) shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and drawings thereunder in an amount equal to such Lender’s Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

2.10         Letter of Credit Fees.

Borrower agrees to pay the following amounts to Issuing Lender with respect to Letters of Credit issued by it:

(1)           with respect to each Standby Letter of Credit, a letter of credit fee in an amount equal to the greater of (i) the product of the maximum aggregate amount that is, or at any time, may become available for drawing with respect to such Letter of Credit multiplied by the Applicable Eurodollar Rate Margin and (ii) $1500; which amount shall be payable in advance upon issuance for the term of such Letter of Credit.

(2)           a letter of credit issuance fee to the Issuing Lender for its sole account in the amount set forth in a letter agreement of even date herewith with the Issuing Lender,  together with such issuance, amendment, renewal, negotiation, and other fees as are then charged by the Issuing Lender, with respect to letters of credit in accordance with its standard schedule of fees for such services, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder (in addition to the fees payable under clause (i) above), documentary and processing charges in accordance with Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

Promptly upon receipt by Issuing Lender of any amount described in clause (A) of this Section 3.2, Issuing Lender shall distribute to each other Lender its Pro Rata Share of such amount.

2.11         Drawings and Reimbursement of Amounts Drawn Under Letters of Credit.

1.             Responsibility of Issuing Lender With Respect to Drawings.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.             Reimbursement by Borrower of Amounts Drawn Under Letters of Credit.  In the event Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, Issuing Lender shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and Issuing Lender prior to 8:30 A.M. (Pacific time) on the date of such drawing that Borrower intends to reimburse Issuing Lender for the amount of such drawing with funds other than the proceeds of Loans, Borrower shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Lenders to make Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such drawing and (ii) subject only to satisfaction or waiver of the conditions specified in Section 4.5B, Lenders shall, on the Reimbursement Date, make Loans that are Base Rate Loans in the amount of such drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Lender for the amount of such drawing; and provided, further that if for any reason proceeds of Loans are not received by Issuing Lender on the Reimbursement Date in an amount equal to the amount of such drawing, Borrower shall reimburse Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such drawing over the aggregate amount of such Loans, if any, that are so received.  Nothing in this Section 3.3B shall be deemed to relieve any Lender from its obligation to make Loans on the terms and conditions set forth in this Agreement, and Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Loans under this Section 3.3B.

3.             Payment by Lenders of Unreimbursed Drawings Under Letters of Credit.

(1)           Payment by Lenders.  In the event that Borrower shall fail for any reason to reimburse Issuing Lender as provided in Section 3.3B in an amount equal to the amount of any drawing honored by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall promptly notify each other Lender of the unreimbursed amount of such drawing and of such other Lender’s respective participation therein based on such Lender’s Pro Rata Share.  Each Lender shall make available to Issuing Lender an amount equal to its respective pro rata participation, in Dollars and in same day funds, at the office of Issuing Lender specified in such notice, not later than 1:30 P.M. (Pacific time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Lender is located) after the date notified by Issuing Lender.  In the event that any Lender fails to make available to Issuing Lender on such business day the amount of such Lender’s participation in  such Letter of Credit as provided in this Section 3.3C, Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Effective Rate for three Business Days and thereafter at the Base Rate.  Nothing in this Section 3.3C shall be deemed to prejudice the right of any Lender to recover from Issuing Lender any amounts made available by such Lender to Issuing Lender pursuant to this Section 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Lender.

(2)           Distribution to Lenders of Reimbursements Received From Borrower.  In the event Issuing Lender shall have been reimbursed by other Lenders pursuant to Section 3.3C(i) for all or any portion of any drawing honored by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under Section 3.3C(i) with respect to such drawing such other Lender’s Pro Rata Share of all payments subsequently received by Issuing Lender from Borrower in reimbursement of such drawing within five (5) Business Days of the date when such payments are received by Issuing Lender.  Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

4.             Interest on Amounts Drawn Under Letters of Credit.

(1)           Payment of Interest by Borrower.  Borrower agrees to pay to Issuing Lender, with respect to drawings made under any Letters of Credit issued by it, interest on the amount paid by Issuing Lender in respect of each such drawing from and including the date of such drawing to but excluding the date such amount is reimbursed by Borrower (including any such reimbursement out of the proceeds of Loans pursuant to Section 3.3B) at a rate equal to (a) for the period from the date of such drawing to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Loans that are Base Rate Loans; provided that in no event shall interest accrue for two days when a drawing and the reimbursement of amounts paid in respect of such drawing occur on consecutive days.  Interest payable pursuant to this Section 3.3D(i) shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(2)           Distribution of Interest Payments by Issuing Lender.  Promptly upon receipt by Issuing Lender of any payment of interest pursuant to Section 3.3D(i) with respect to a drawing under a Letter of Credit issued by it, in the event Issuing Lender shall have been reimbursed by other Lenders pursuant to Section 3.3C(i) for all or any portion of such drawing, Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under Section 3.3C(i) with respect to such drawing such other Lender’s proportionate share (based on the amount reimbursed to the Issuing Lender pursuant to Section 3.3C(i)) of any interest received by Issuing Lender in respect of that portion of such drawing so reimbursed by other Lenders for the period from the date on which Issuing Lender was so reimbursed by other Lenders to and including the date on which such portion of such drawing is reimbursed by Borrower.  Any such distribution shall be made by Issuing Lender within five (5) Business Days of its receipt of such payment from Borrower to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

2.12         Obligations Absolute.

The obligation of Borrower to reimburse Issuing Lender for drawings made under the Letters of Credit issued by it and to repay any Loans made by Lenders pursuant to Section 3.3B and the obligations of Lenders under Section 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

(1)           any lack of validity or enforceability of any Letter of Credit;

(2)           the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Lender or other Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(3)           any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(4)           payment by the Issuing Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(5)           any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries;

(6)           any breach of this Agreement or any other Loan Document by any party thereto;

(7)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(8)           the fact that an Event of Default or a Default shall have occurred and be continuing;

provided, in each case, that payment by the Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

2.13         Indemnification; Nature of Issuing Lender’s Duties.

1.             Indemnification.  In addition to amounts payable as provided in Section 3.6, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).

2.             Nature of Issuing Lender’s Duties.  As between Borrower and Issuing Lender, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Lender by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, but subject to the last paragraph of this Section 3.5, Issuing Lender shall not be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Lender, including without limitation any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this Section 3.5B, any action taken or omitted by Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put

Issuing Lender under any resulting liability to Borrower.

Notwithstanding anything to the contrary contained in this Section 3.5, Borrower shall retain any and all rights it may have against Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

2.14         Increased Costs and Taxes Relating to Letters of Credit.

In the event that Issuing Lender or any Lender shall determine (which determination shall be presumed to be correct) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by Issuing Lender or any Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

(1)           subjects such Issuing Lender or Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of such Issuing Lender or Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by Issuing Lender;

(2)           imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by Issuing Lender or participations therein purchased by any Lender; or

(3)           imposes any other condition (other than with respect to a Tax matter) on or affecting such Issuing Lender or Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Issuing Lender or Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Borrower shall promptly pay to such Issuing Lender or Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Issuing Lender or Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Issuing Lender or Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Lender or Lender under this Section 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

SECTION 2

CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

2.15         Conditions to Initial Loans and Letters of Credit.

The obligations of Lenders to make the Loans to be made on the Closing Date and the obligation of the Issuing Lender to provide the initial Letters of Credit hereunder, in addition to satisfaction of the conditions precedent specified in Section 4.2, are subject to prior or concurrent satisfaction of the following conditions:

1.             Borrower Documents.  On or before the Closing Date, Borrower shall deliver or cause to be delivered to Lenders (or one originally executed copy to Administrative Agent and, in the case of the Credit Agreement, sufficient originally executed copies for each Lender to Administrative Agent) the following, each, unless otherwise noted, dated the Closing Date and in form reasonably satisfactory to the Lenders:

(1)           Copies of the Joint Venture Agreement certified by an Executive Committee Signatory;

(2)           Resolutions of the Board of Directors of each General Partner, in each case, in its capacity as a general partner of Borrower, and of the Executive Committee, each approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which Borrower is a party;

(3)           Executed originals of this Agreement, Notes in favor of each Lender in the amount of its Commitments, the Guaranty, the Borrower Security Agreement, the Guarantor Security Agreement, the Deposit Account Agreement, the Deed of Trust, the Assignment of Rents and Revenues, the Collateral Account Agreement, the Intercreditor Agreement and any other Loan Documents to which Borrower is a party;

(4)           Copies of the Indenture certified by an Executive Committee Signatory; and

(5)           Such other documents as Administrative Agent may reasonably request.

2.             Certain General Partner and Guarantor Documents.  On or before the Closing Date, each of Silver Legacy Capital Corp. and General Partners shall deliver or cause to be delivered to Lenders (or to Administrative Agent for Lenders) the following, each, unless otherwise noted, dated the Closing Date:

(1)           Certificates as to the absence of any changes in the certified copies of its Articles of Incorporation or Organization or charter documents previously delivered to the Lenders, together with, as applicable, a good standing certificate from the Secretary of State of the state of its incorporation or organization, each dated a recent date prior to the Closing Date;

(2)           Certificates as to the absence of any changes in the certified copies of its Bylaws or Operating Agreement, certified as of the Closing Date by its or its managing general partner’s secretary or an assistant secretary; and

(3)           Resolutions of its or its managing general partner’s Board of Directors, approving and authorizing the execution, delivery and performance of each Loan Document to which it is a party, certified as of the Closing Date by its or its managing general partner’s secretary or an assistant secretary as being in full force and effect without modification or amendment.

3.             Mortgage Notes.  The Mortgage Notes shall have been issued and funded pursuant to the terms of the Indenture.

4.             Opinions of Loan Parties’ Counsel.  Lenders and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of Wolf, Block, Schorr & Solis-Cohen LLP, special counsel for Borrower and Silver Legacy Capital Corp., and McDonald Carano Wilson McCune Bergin Frankovich & Hicks, LLP, Nevada counsel for Borrower and Silver Legacy Capital Corp., dated as of the Closing Date as to such matters as Administrative Agent acting on behalf of Lenders may reasonably request and (ii) evidence satisfactory to Administrative Agent that Borrower has requested such counsel to deliver such opinions to Lenders.

5.             Perfection of Security Interests.  Borrower shall have taken or caused to be taken such actions in such a manner so that Administrative Agent, for the benefit of Lenders, has a valid and perfected first priority security interest in all Collateral in which a Lien is purported to be granted by the Collateral Documents or any of them, executed as of the Closing Date.  Such actions shall include, without limitation:  (i) the delivery to Administrative Agent of Uniform Commercial Code financing statements, executed by Borrower as to the Collateral granted by Borrower for all jurisdictions as may be necessary or desirable to perfect Administrative Agent’s security interest in such collateral; (ii) evidence that counterparts of the Deed of Trust and Assignment of Rents and Revenues were recorded in all locations to the extent necessary or desirable, in the reasonable judgment of Administrative Agent, effectively to create a valid and enforceable first priority Lien (subject only to Permitted Encumbrances) on the Premises in favor of Administrative Agent for the benefit of Lenders and (iii) evidence reasonably satisfactory to Administrative Agent that all other filings, recordings and other actions Administrative Agent deems necessary or advisable to establish, preserve and perfect the first priority Liens (subject to the Liens permitted under Section 7.2) granted to Administrative Agent, for the benefit of Lenders, in the Collateral shall have been made.

6.             Title Policy.  Administrative Agent and Lenders shall have the Title Policy assuring the continued priority and perfection of the Deed of Trust to secure the Obligations in form and substance acceptable to the Administrative Agent.

7.             Insurance.  Administrative Agent shall have received evidence,

satisfactory to Administrative Agent, of insurance required to be procured and maintained pursuant to Section 6.4 hereof and Section 8 of the Borrower Security Agreement and Section 6 of the Deed of Trust indicating that, with respect to casualty insurance, such policies of insurance have been endorsed to name Administrative Agent, on behalf of Lenders, as loss payee pursuant to a standard mortgagee clause and, with respect to liability insurance, such policies of insurance name Administrative Agent, on behalf of Lenders, as an additional insured.

8.             Necessary Consents.  On or before the Closing Date, each Loan Party shall have obtained all consents to the transactions contemplated under this Agreement and the other Loan Documents, of any Person required under any Contractual Obligation of any Loan Party, including, without limitation, approval of the terms of the Loans by the Executive Committee pursuant to Section 5.9(c) of the Joint Venture Agreement and by the General Partners, all of the foregoing in form and substance satisfactory to Administrative Agent.

9.             Environmental Indemnities.  Lenders shall have received the Environmental Indemnities in form, scope and substance satisfactory to Lenders.

10.           Fees.  Borrower shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in Section 2.3.

11.           No Material Adverse Effect.  Since December 31, 2001, no Material Adverse Effect (in the sole discretion of Administrative Agent and Lenders) shall have occurred and be continuing.

12.           Representations and Warranties; Performance of Agreements.  Borrower shall have delivered to Administrative Agent an Officers’ Certificate from each General Partner and Executive Committee Signatories, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date, and that Borrower shall have performed all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent and Lenders.

13.           [Intentionally Reserved]

14.           Completion of Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

2.16         Conditions to All Loans and Letters of Credit.

The obligations of Lenders to make Loans on each Funding Date and the issuance of each Letter of Credit are each subject to the following further conditions precedent:

1.             Administrative Agent shall have received before that Funding Date, in accordance with the provisions of Section 2.1B, an originally executed Notice of Borrowing, in each case signed by the Director of Finance and Administration or the General Manager of Borrower, or the chief executive officer, the chief financial officer or the treasurer of Borrower or by any executive officer of Borrower designated in writing by the Executive Committee or by two Executive Committee Signatories.

2.             As of that Funding Date:

(1)           The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

(2)           No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Default;

(3)           Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

(4)           No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

(5)           The making of the Loans requested on such Funding Date shall not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

(6)           There shall not be pending or, to the knowledge of any Senior Officer of Borrower or Executive Committee Signatory, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries that is required to be disclosed but has not been disclosed by Borrower in writing pursuant to Section 5.6 or 6.1(x) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development in any such action, suit, proceeding, governmental investigation or arbitration so disclosed by Borrower in writing pursuant to Section 5.6 or 6.1(x) prior to the making of the last preceding Loans (or in the case of the initial Loans, prior to the execution of this Agreement), that, in either event, in the opinion of such Senior Officer or Executive Committee Signatory could reasonably be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

3.             Since December 31, 2001, no Material Adverse Effect (as determined in the reasonable discretion of Administrative Agent and Lenders) shall have occurred and be continuing.

2.17         Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder (whether or not the Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

1.             On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

2.             On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of Section 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Borrower or by any executive officer of Borrower designated by any of the above-described officers or by two Executive Committee Signatories in a writing delivered to Administrative Agent, together with all other information specified in Section 3.1B(i) and such other documents or information as the Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

3.             Since December 31, 2001, no Material Adverse Effect (as determined in the reasonable discretion of Administrative Agent and Lenders) shall have occurred and be continuing.

4.             On the date of issuance of such Letter of Credit, all conditions precedent described in Section 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

SECTION 3

REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lender to issue Letters of Credit and to induce other Lenders to purchase participations therein, Borrower represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

2.18         Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

1.             Organization and Powers.  Borrower is a general partnership duly organized, validly existing under the laws of the State of Nevada.  Borrower has all requisite partnership power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and to carry out the transactions contemplated thereby.

2.             Qualification and Good Standing.  Borrower is qualified to do business in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

3.             Conduct of Business.  Borrower and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to Section 7.13.

4.             Subsidiaries.  All of the Subsidiaries of Borrower are identified in Schedule 5.1, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of Section 6.1(xvii).  The capital stock of each of the Subsidiaries of Borrower identified in Schedule 5.1 (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock.  Each of the Subsidiaries of Borrower identified in Schedule 5.1 (as so supplemented) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and will not have a Material Adverse Effect.  Schedule 5.1 (as so supplemented) correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in each of the Subsidiaries of Borrower identified therein.

2.19         Authorization of Borrowing, etc.

1.             Authorization of Borrowing.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary partnership action on the part of Borrower.

2.             No Conflict.  The execution, delivery and performance by Borrower of the Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries which violation or violations, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) violate the Certificate or Articles of Incorporation or charter documents or Bylaws or partnership agreement of Borrower or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Subsidiaries, (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries, (iv) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (v) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

3.             Governmental Consents.  The execution, delivery and performance by Borrower of the Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body except (i) those that have been obtained and copies of which have been delivered to Administrative Agent pursuant to Section 4.1H or the absence of which Administrative Agent has deemed satisfactory pursuant to Section 4.1H, (ii) those notices or informational filings or both that will be required to be given to the Securities and Exchange Commission or any Gaming Board but that are not yet due and (iii) any right of any Gaming Board to object to any Lender or participant in the Loans at any future date.

4.             Binding Obligation.  Each of the Loan Documents and to which it is a party has been duly executed and delivered by Borrower and General Partners, assuming due execution and delivery by the other parties thereto, and is the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

2.20         Financial Condition.

Borrower has heretofore delivered to Lenders audited financial statements of Borrower as of December 31, 2001, which have been prepared in conformity with GAAP and fairly present the financial position of Borrower as of such dates and for the periods then ended.  Borrower does not (and will not as a result of the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing balance sheet and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries, taken as a whole.

2.21         No Material Adverse Change; No Restricted Junior Payments.

Since December 31, 2001, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by Section 7.5.

2.22         Title to Properties; Liens; All Collateral.

Borrower and its Subsidiaries have (i) good, sufficient and legal title to all of their respective properties and assets reflected in the financial statements referred to in Section 5.3 or in the most recent financial statements delivered pursuant to Section 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 7.7.  Except as permitted or required by this Agreement, all such properties and assets are free and clear of Liens.  The Collateral constitutes all of the assets of Borrower related to those portions of the Hotel owned by Borrower.

2.23         Litigation; Adverse Facts.

There are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of any Senior Officer of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries is (i) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

2.24         Payment of Taxes.

Except to the extent permitted by Section 6.3, all tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  Borrower knows of no proposed tax assessment against Borrower or any of its Subsidiaries which is not being actively contested by Borrower or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

2.25         Performance of Agreements; Materially Adverse Agreements.

1.             Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

2.             Neither Borrower nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

2.26         Governmental Regulation.

Neither Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness (other than Gaming Laws) or which may otherwise render all or any portion of the Obligations unenforceable.

2.27         Securities Activities.

Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock, and none of the proceeds of the Loans will be used to purchase or carry Margin Stock in violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

2.28         Employee Benefit Plans.

1.             Borrower and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.

2.             No ERISA Event has occurred or is reasonably expected to occur with respect to Borrower or any or its ERISA Affiliates.

3.             Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of Borrower or any of its ERISA Affiliates.

4.             As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $5,000,000.

2.29         Environmental Protection.

Except as set forth in Schedule 5.12, in each particular instance, with respect to the particular clause of this Section 5.12 to which such exception is taken:

(1)           to the best knowledge of Borrower, the operations of Borrower and of each of its Subsidiaries (including, without limitation, all operations and conditions at or in the Facilities) related to the Hotel or Facilities comply in all material respects with all Environmental Laws;

(2)           to the best knowledge of Borrower, each of Borrower and its Subsidiaries has obtained all Governmental Authorizations under Environmental Laws necessary to its operations related to the Hotel or Facilities, and all such Governmental Authorizations are in good standing, and Borrower and each of its Subsidiaries are in compliance with all material terms and conditions of such Governmental Authorizations;

(3)           neither Borrower nor any of its Subsidiaries has received (a) any notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Material related to the Hotel or Facilities or (b) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or comparable state laws, with respect to that portion of the Hotel or Facilities which are owned or controlled by Borrower and, to the best of Borrower’s Senior Officers’ knowledge, none of the operations of Borrower or any of its Subsidiaries is the subject of any federal or state investigation relating to or in connection with any Hazardous Material at any Facility or any Hazardous Material in any other manner related to the Hotel;

(4)           neither of Borrower or any of its Subsidiaries is a party to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect;

(5)           neither Borrower nor any of its Subsidiaries is subject to any outstanding written order or agreement with any governmental authority or private party relating to (a) any Environmental Laws or (b) any Environmental Claims;

(6)           to the best knowledge of Borrower, neither Borrower nor any of its Subsidiaries has any contingent liability in connection with any Release of any Hazardous Material related to the Hotel or Facilities which could reasonably be expected to have a Material Adverse Effect;

(7)           none of Borrower or any of its Subsidiaries, and, to the best knowledge of Senior Officers of Borrower none of their respective predecessors, has filed any notice under any Environmental Law indicating past or present treatment or Release of Hazardous Material at any Facility and none of Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent;

(8)           no Hazardous Material exists on, under or about any Facility in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect, and neither Borrower nor any of its Subsidiaries has filed any notice or report of a Release of any Hazardous Material that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

(9)           to the best knowledge of Borrower, none of Borrower, any of its Subsidiaries and, to the best knowledge of Senior Officers of Borrower, any of their respective predecessors has disposed of any Hazardous Material in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

(10)         to the best knowledge of Borrower, no underground storage tanks or surface impoundments are on or at any Facility; and

(11)         no Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Facility.

2.30         Employee Matters.

There is no strike or work stoppage in existence or, to the best knowledge of Senior Officers of Borrower, threatened involving Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

2.31         Disclosure.

No representation or warranty of Borrower or any of its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

2.32         Compliance With Laws; Licenses, Permits and Authorizations.

Each of Borrower and its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations, ordinances and orders  (including, without limitation, Gaming Laws), noncompliance with which would, individually or in the aggregate, materially adversely affect the ability of any such party to complete or operate those portions of the Hotel owned by or under the control of Borrower or would, individually or in the aggregate, materially adversely affect the ability of any of Borrower and its Subsidiaries to perform its obligations under the Loan Documents to which it is a party.  The planned use of those portions of the Hotel owned by or under the control of Borrower complies with applicable zoning ordinances, regulations and restrictive covenants affecting the Premises as well as all ecological, landmark, and other applicable laws and regulations (including, without limitation, Gaming Laws), noncompliance with which would, individually or in the aggregate, materially adversely affect the ability of any of Borrower and its Subsidiaries to operate those portions of the Hotel owned by or under the control of Borrower or would, individually or in the aggregate, materially adversely affect the ability of any of Borrower and its Subsidiaries to perform its obligations under the Loan Documents to which it is a party; and all requirements for such use have been satisfied.  Those portions of the Hotel owned by or under the control of Borrower are in compliance and will comply with all applicable laws, ordinances, regulations, restrictive covenants and agreements and requirements of Governmental Authorities (including, without limitation, Gaming Laws, zoning laws and environmental regulations), noncompliance with which would, individually or in the aggregate, materially adversely affect the ability of any of Borrower and its Subsidiaries to complete or operate those portions of the Hotel owned by or under the control of Borrower or would, individually or in the aggregate, materially adversely affect the ability of any of Borrower and its Subsidiaries to perform its obligations under the Loan Documents to which it is a party.  All authorizations, plot plan approval, subdivision approval, sewer permits and zoning variances, if any, building and other material permits and Governmental Authorizations required by any Governmental Authority for the use, occupancy and operation of the Premises and/or those portions of the Hotel owned by or under the control of Borrower for the purposes contemplated herein have been obtained; and all requirements for such use have been satisfied.  There are no violations of any permits, approvals, licenses or other requirements of any Governmental Authority with respect to (a) those portions of the Hotel owned by or under the control of Borrower or (b) the Premises, in each case to the extent that any such violation could be reasonably likely to result in a Material Adverse Effect.

2.33         Intangible Property.

Each of Borrower and its Subsidiaries is the sole and exclusive owner or licensee, or has the right to use in the conduct of its business as presently conducted, all trade names, unregistered trademarks and service marks, brand names, patents, registered and unregistered copyrights, registered trademarks and service marks, and all applications for any of the foregoing, and all permits, grants and licenses or other rights with respect thereto, the absence of which would materially adversely affect its business, operations, properties or financial condition or the use, occupancy or operation of those portions of the Hotel owned by or under the control of Borrower.  Neither Borrower nor its Subsidiaries owns, or has applied for, any service marks and registered trademarks except as set forth on Schedule 5.16.  None of Borrower and its Subsidiaries has been charged with any material infringement of any intangible property of the character described above or been notified or advised of any material claim of any other Person relating to any of the intangible property.

2.34         Rights to Hotel Agreements, Permits and Licenses.

Borrower is the owner of all rights in and to all existing agreements, permits and licenses relating to the Hotel (other than rights of third parties under leases and agreements permitted hereunder), and will be the true owner of all rights in and to all future agreements, permits and licenses relating to the Hotel (other than rights of third parties under leases and agreements permitted hereunder).  Borrower’s interest in all such agreements, permits, and licenses is not subject to any matured claim (other than under the Loan Documents), setoff or deduction other than in the ordinary course of business.

SECTION 4

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

2.35         Financial Statements and Other Reports.

Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.  Borrower will deliver to Administrative Agent and Lenders:

(1)           Monthly Financials:  as soon as available and in any event within 45 days after the end of each month ending after the Closing Date, (a) the balance sheet of Borrower as at the end of such month and the related statements of income, partners’ equity and cash flows of Borrower for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the plan and financial forecast for the current Fiscal Year delivered pursuant to Section 6.1(xiii), to the extent prepared on a monthly basis, all in reasonable detail and certified by the chief financial officer of the Borrower that they fairly present the financial condition of Borrower as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report, if any is prepared for presentation to senior management, describing the operations of Borrower in the form so prepared for such month and for the period from the beginning of the then current Fiscal Year to the end of such month;

(2)           Quarterly Financials:  as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year and, with respect to the fourth Fiscal Quarter of each Fiscal Year, concurrently with the delivery of financial statements pursuant to subdivision (iii) below, (a) the balance sheet of Borrower as at the end of such Fiscal Quarter and the related statements of income, partners’ equity and cash flows of Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the plan and financial forecast for the current Fiscal Year delivered pursuant to Section 6.1(xiii), all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present the financial condition of Borrower as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report, if any is prepared for presentation to senior management, describing the operations of Borrower in the form so prepared for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

(3)           Year-End Financials:  as soon as available and in any event within 100 days after the end of each Fiscal Year, (a) the balance sheet of Borrower as at the end of such Fiscal Year and the related statements of income, partners’ equity and cash flows of Borrower for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and, when available, the corresponding figures from the plan and financial forecast delivered pursuant to Section 6.1(xiii) for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present the financial condition of Borrower as at the dates indicated and the results of its operations and its cash flows for the periods indicated, (b) a narrative report, if any is prepared for presentation to senior management, describing the operations of Borrower in the form so prepared for such Fiscal Year, and (c) in the case of such financial statements, a report thereon of Arthur Andersen LLP or other independent certified public accountants of recognized national standing selected by Borrower and satisfactory to Administrative Agent, which report shall be without qualification as to the scope of the audit, shall express no doubts about the ability of Borrower to continue as a going concern, and shall state that financial statements fairly present the financial position of Borrower as at the dates indicated and the results of its operations and its cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

(4)           Officers’ and Compliance Certificates:  (a) together with each delivery of financial statements of Borrower pursuant to subdivisions (ii) and (iii) above, an Officers’ Certificate of Borrower stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Borrower during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers’ Certificate, of any condition or event that constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto; and (b) together with each delivery of financial statements of Borrower pursuant to subdivision (ii) above, a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Sections 7.6 and 7.8;

(5)           Reconciliation Statements:  if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 5.3, the financial statements of Borrower delivered pursuant to subdivisions (i), (ii), (iii) or (xiii) of this Section 6.1 will differ in any material respect from the financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xiii) of this Section 6.1 following such change, financial statements of Borrower for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xiii) of this Section 6.1 following such change, a written statement of the chief accounting officer or chief financial officer of Borrower setting forth the differences which would have resulted if such financial statements had been prepared without giving effect to such change;

(6)           Accountants’ Certification:  together with each delivery of financial statements of Borrower pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit, any condition or event that constitutes an Event of Default or Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Default that would not be disclosed in the course of their audit and their report may state that their audit was not directed toward obtaining such knowledge, and (c) stating that based on their audit nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

(7)           Accountants’ Reports:  promptly upon receipt thereof, but in no case later than concurrently with each delivery of financial statements of Borrower pursuant to subdivisions (ii) and (iii) above (unless restricted by applicable professional standards), copies of all reports submitted to Borrower by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Borrower made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;

(8)           SEC Filings and Press Releases:  promptly upon their becoming available, and, with respect to (a) and (b) below, at and after the time Borrower or a Subsidiary of Borrower becomes subject to the reporting requirements under Section 13 or Section 15(d) of the Securities Exchange Act of 1934, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders or by any Subsidiary of Borrower to its security holders other than Borrower or another Subsidiary of Borrower, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Borrower or any of Borrower’s Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by or on behalf of Borrower or any of Borrower’s Subsidiaries to the public concerning material developments in the business of Borrower or any of Borrower’s Subsidiaries;

(9)           Events of Default, etc.:  promptly upon any Senior Officer of any General Partner or any Executive Committee member obtaining knowledge, but in no case later than concurrently with each delivery of financial statements of Borrower pursuant to subdivisions (ii) and (iii) above, (a) of any condition or event that constitutes an Event of Default or Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Default, (b) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.2, (c) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, or (d) that any Gaming Board has indicated its intent to consider or act upon a License Revocation or a fine or penalty of $1,000,000 or more with respect to Borrower or any of its Subsidiaries, an Officers’ Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(10)         Litigation or Other Proceedings:  (a) promptly upon any officer of Borrower obtaining knowledge of, but in no case later than concurrently with each delivery of financial statements of Borrower pursuant to subdivisions (ii) and (iii) above, (X) the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries (collectively, “Proceedings”) not previously disclosed in writing by Borrower to Lenders or (Y) any material development in any Proceeding that, in any case:

(1)           if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

(2)           seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters; and (b) together with each delivery of financial statements pursuant to subdivision (ii) above, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, Borrower or any of its Subsidiaries equal to or greater than $5,000,000, and promptly after request by Administrative Agent such other information as may be reasonably requested by Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

(11)         ERISA Events:  promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event with respect to Borrower or any of its ERISA Affiliates, but in no case later than concurrently with each delivery of financial statements of Borrower pursuant to subdivisions (ii) and (iii) above, a written notice specifying the nature thereof, what action Borrower or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(12)         ERISA Notices:  together with each delivery of financial statements of Borrower pursuant to subdivision (ii) above, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan since the last such delivery of financial statements; (b) all notices received by Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event since the last such delivery of financial statements; and (c) such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(13)         Financial Plans:  concurrent with delivery thereof pursuant to Section 5.2 (or any successor provision) of the Joint Venture Agreement, and in any event no later than 90 days after the end of each Fiscal Year, a copy of the “Annual Business Plan” (as such term is defined in Section 5.2 (or any successor provision) of the Joint Venture Agreement) as approved by the Executive Committee pursuant to such Section 5.2;

(14)         Insurance:  as soon as practicable and in any event no later than 90 days after the end of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Borrower and its Subsidiaries and all material insurance coverage planned to be maintained by Borrower and its Subsidiaries in the immediately succeeding Fiscal Year to the extent not included in the information delivered pursuant to Section 6.1(xiii);

(15)         Environmental Audits and Reports:  promptly upon receipt thereof, but in no case later than concurrently with each delivery of financial statements of Borrower pursuant to subdivisions (ii) and (iii) above, copies of all environmental audits and reports, whether prepared by personnel of Borrower or its Subsidiaries or by independent consultants, with respect to significant environmental matters at any Facility, that could result in a Material Adverse Effect;

(16)         Certain Changes Within Borrower; Events of Bankruptcy:  with reasonable promptness, but in no case later than concurrently with each delivery of financial statements of Borrower pursuant to Subdivision (ii) and (iii) above, written notice of (a) any change or proposed change in Managing Partner or any change in “General Manager” (as such term is used in the Joint Venture Agreement) or (b) the occurrence of any event or action that, with the passage of time, would become an “Event of Bankruptcy” (as such term is defined in Section 14.1 of the Joint Venture Agreement as in effect as of the Closing Date);

(17)         Formation of Subsidiary.  together with each delivery of financial statements of Borrower pursuant to subdivision (ii) and (iii) above, (a) a written notice with respect to any Person that has become a Subsidiary of Borrower since the last such delivery of financial statements, setting forth (1) the date on which such Person became a Subsidiary of Borrower and (2) all of the data required to be set forth in Schedule 5.1 with respect to all Subsidiaries of Borrower (it being understood that such written notice shall be deemed to supplement Schedule 5.1 for all purposes of this Agreement);

(18)         Other Information:  with reasonable promptness, such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Lender; and

(19)         Regulation 6.090 Reports:  Promptly after the same are available, but in no case later than concurrently with each delivery of the financial statements of Borrower pursuant to subdivisions (ii) and (iii) above, copies of the Nevada “Regulation 6.090 Report” and “6-A Report” and copies of any written communication to Borrower or any of its Subsidiaries from any Gaming Board advising it of a violation of or non-compliance with, any Gaming Law by Borrower or any of its Subsidiaries.

2.36         Borrower or Corporate Existence, etc.

Except as permitted under Section 7.7, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its partnership or corporate existence, as applicable, and all rights and franchises material to its business.

2.37         Payment of Taxes and Claims; Tax Consolidation.

1.             Borrower will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

2.             Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or any of its Subsidiaries).

2.38         Maintenance of Properties; Insurance.

Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or owned by Borrower and useful in the business of Borrower and its Subsidiaries (including, without limitation, maintenance of Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and will comply fully with the terms and conditions of the Section 4 of the Deed of Trust.  Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds customarily carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses in similar locations and will otherwise comply fully with the terms and conditions of Section 6 of the Deed of Trust.  Each such policy of insurance shall name Administrative Agent for the benefit of Lenders as the loss payee thereunder for amounts in excess of $1,000,000 and shall provide for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

2.39         Inspection; Lender Meeting.

To the extent not prohibited by applicable law, Borrower shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested.  Without in any way limiting the foregoing, Borrower will, upon the request of Administrative Agent or Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower’s principal offices (or such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

2.40         Compliance with Laws, etc.

Borrower shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, all Gaming Laws, and to obtain and keep in full force and effect each permit, license, consent, or approval required to permit the operation of the Hotel, except where the failure to be in compliance or to obtain and keep in full force and effect could not reasonably be expected to cause a Material Adverse Effect.  Borrower shall and shall cause each of its Subsidiaries to comply with the requirements of all Gaming Laws applicable to such Person.

2.41         Environmental Disclosure and Inspection.

1.             Borrower shall, and shall cause each of its Subsidiaries to, exercise due diligence in order to comply and use its best efforts to cause (i) all tenants under any leases or occupancy agreements affecting any portion of the Facilities and (ii) all other Persons on or occupying such property, to comply with all Environmental Laws.

2.             Borrower agrees that Administrative Agent may, from time to time and in its sole and absolute discretion, retain, at Borrower’s expense, an independent professional consultant to review any report relating to Hazardous Material prepared by or for Borrower and, whether or not any such report exists, upon reasonable notice to Borrower, to conduct its own investigation of any Facility currently or previously owned, leased, operated or used by Borrower or any of its Subsidiaries, and Borrower agrees to use its best efforts to obtain permission for Administrative Agent’s professional consultant to conduct its own investigation of any Facility previously owned, leased, operated or used by Borrower or any of its Subsidiaries.  Borrower hereby grants to Administrative Agent and its Administrative Agents, employees, consultants and contractors the right to enter into or on to the Facilities currently owned, leased, operated or used by Borrower or any of its Subsidiaries to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation.  Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Borrower and Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted with prior notice and so as not to interfere with the ongoing operations at any such Facility or to cause any damage or loss to any property at such Facility.  Borrower and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this Section 6.7B will be obtained and shall be used by Administrative Agent and Lenders for the purposes of Lenders’ internal credit decisions, to monitor and police the Loans and to protect Lenders’ security interests, if any, created by the Loan Documents.  Administrative Agent agrees to deliver a copy of any such report to Borrower promptly after its completion, and Borrower acknowledges and agrees that (i) it will indemnify and hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to Borrower’s use of or reliance on any such report, (ii) neither Administrative Agent nor any Lender makes any representation or warranty with respect to any such report, and (iii) by delivering such report to Borrower, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in any such report; provided, however, that Administrative Agent shall not be required by this Section 6.7B to deliver any such report to Borrower that is protected by the attorney-client privilege or other privilege if and to the extent that to do so could reasonably be expected to result in the waiver or loss of that privilege.

3.             Borrower shall promptly advise Lenders in writing and in reasonable detail of (i) any Release of any Hazardous Material required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (ii) any and all written communications with respect to any Environmental Claims that have a reasonable possibility of giving rise to a Material Adverse Effect or with respect to any Release of Hazardous Material required to be reported to any federal, state or local governmental or regulatory agency, (provided, however, that Borrower shall not be required by this Section 6.7C to advise Lenders of the contents of any written communication that is protected by the attorney-client or other privilege if and to the extent that to do so could reasonably be expected to result in the waiver or loss of that privilege), (iii) any remedial action taken by Borrower or any other Person in response to (x) any Hazardous Material on, under or about any Facility, the existence of which has a reasonable possibility of resulting in an Environmental Claim having a Material Adverse Effect, or (y) any Environmental Claim that reasonably could have a Material Adverse Effect, (iv) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that reasonably could cause such Facility or any part thereof to be subject to (x) any restrictions on the ownership or transferability thereof or (y) any material restriction on the occupancy or use thereof under any Environmental Laws which restriction on occupancy or use could reasonably be expected to result in a Material Adverse Effect, and (v) any request for information from any governmental agency that indicates such agency is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for a Release of Hazardous Material.

4.             Borrower shall promptly notify Lenders of (i) any proposed acquisition of stock, assets, or property by Borrower or any of its Subsidiaries that could reasonably be expected to expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could have a Material Adverse Effect or that could reasonably be expected to have a material adverse effect on any Governmental Authorization then held by Borrower or any of its Subsidiaries and (ii) any action that Borrower or any of its Subsidiaries proposes to take to commence manufacturing, industrial or other operations that reasonably could be expected to subject Borrower or any of its Subsidiaries to laws, rules or regulations (including, without limitation, laws, rules and regulations requiring additional environmental permits or licenses) not theretofore applicable to the Hotel, Facilities or operations of Borrower or any of its Subsidiaries.

5.             Borrower shall, at its own expense, provide copies of such documents or information as Administrative Agent may reasonably request in relation to any matters disclosed pursuant to this Section 6.7 (provided, however, that Borrower shall not be required by the provisions of this Section 6.7E to provide documents or information that is protected by the attorney-client or other privilege if and to the extent that to do so could reasonably be expected to result in the waiver or loss of that privilege).

2.42         Borrower’s Remedial Action Regarding Hazardous Material.

Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Material on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations.  In the event Borrower or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Material on, under or about any Facility, Borrower or such Subsidiary shall conduct and complete such remedial action in compliance with all applicable Environmental Laws and other applicable legal requirements (including lawful policies, orders and directives of federal, state and local governmental authorities).

2.43         Delivery of Pledge Agreement.

Borrower shall, and shall cause each of the General Partners, to diligently pursue any approvals of Governmental Authorities, including without limitation, any Gaming Boards under applicable Gaming Laws, necessary to execute and deliver the Pledge Agreement and to pledge the partnership interests of Borrower to the Administrative Agent for the benefit of Lenders.  Borrower shall cause each of the General Partners to execute and deliver the Pledge Agreement and to take all required actions to perfect the pledge of such partnership interests promptly upon receipt of such approvals and, in any event, prior to the pledge of such partnership interests to the trustee for the benefit of holders of the Mortgage Notes.

SECTION 5

NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as the Commitments remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

2.44         Indebtedness.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except that Borrower may become and remain liable with respect to:

(1)           the Obligations;

(2)           Indebtedness under the Mortgage Notes in an aggregate outstanding principal amount not to exceed, as of any date $160,000,000 minus the amount of any principal repayments made in respect thereof as of such date, and refinancings of the Mortgage Notes which do not increase the principal amount outstanding thereunder;

(3)           purchase money Indebtedness and Indebtedness in respect of Capital Leases which are in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(4)           Indebtedness to any of its wholly-owned Subsidiaries, and any wholly-owned Subsidiary of Borrower may become and remain liable with respect to Indebtedness to Borrower incurred in the ordinary course of the business of Borrower and that Subsidiary; provided that (a) all such intercompany Indebtedness shall be evidenced by promissory notes delivered in pledge to the Administrative Agent, (b) all such intercompany Indebtedness owed by Borrower to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (c) any payment by any Subsidiary of Borrower under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made;

(5)           Contingent Obligations permitted by Section 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished.

2.45         Liens and Related Matters.

1.             Prohibition on Liens.  Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

(1)           Permitted Encumbrances;

(2)           Liens described in Schedule 7.2;

(3)           Liens granted pursuant to the Collateral Documents;

(4)           Liens securing the Indebtedness under the Mortgage Notes permitted by Section 7.1(ii), and refinancings of the Mortgage Notes which do not increase the principal amount of outstandings thereunder, which are subordinated to the Liens in favor of the Administrative Agent and the Lenders in the manner contemplated by the Intercreditor Agreement in property which is subject to the Liens of the Collateral Documents;

(5)           Liens securing Indebtedness permitted under Section 7.1(iii); provided that such Liens relate solely to the property financed with such Indebtedness and proceeds thereof; and

(6)           Liens created by or resulting from litigation or a legal proceeding against Borrower or any of its Subsidiaries or both in the ordinary course of business which litigation or legal proceeding currently is being contested in good faith by appropriate proceedings and which litigation or legal proceeding does not result in an Event of Default under Section 8.8; provided that such Lien shall be bonded or foreclosure of such Lien stayed by order of a court of competent jurisdiction and; provided further, that any such Lien shall cease to be a permitted exception to this Section 7.2 if any attempt to foreclose thereon could reasonably be expected to occur within the next 60 days.

2.             Equitable Lien in Favor of Lenders.  If Borrower or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of Section 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured (or, in the case of any such Lien securing the Mortgage Notes, in priority thereto); provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Lenders to the creation or assumption of any such Lien not permitted by the provisions of Section 7.2A.

3.             No Further Negative Pledges.  Except with respect to (i) specific property encumbered pursuant to Section 7.2A(iii) to secure payment of particular Indebtedness, (ii) specific property to be sold pursuant to an executed agreement with respect to an Asset Sale, (iii) the covenant set forth in Section 4.12 of the Indenture (as in effect on the date hereof), an (iv) a Lien created in favor of Administrative Agent pursuant to the Collateral Documents, neither Borrower nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its respective properties or assets, whether now owned or hereafter acquired.

4.             No Restrictions on Subsidiary Distributions to Borrower or Other Subsidiaries.  Except as provided herein or in the Indenture, Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s capital stock owned by Borrower or any other Subsidiary of Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (iii) make loans or advances to Borrower or any other Subsidiary of Borrower, or (iv) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower.

2.46         Investments.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(1)           Borrower and its Subsidiaries may make and own Investments in Cash Equivalents;

(2)           Borrower and its wholly-owned Subsidiaries may create, and make and own Investments in, wholly-owned Subsidiaries engaged in operations reasonably necessary for the business of Borrower with respect to the Hotel; provided, however, that (a) the aggregate of all such Investments (without duplication in the case of Investments through multiple tiers of Subsidiaries) may not exceed $5,000,000, (b) no such Subsidiary may (1) create, incur, assume or guarantee, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (other than Indebtedness permitted under clause (iii) of Section 7.1), (2) create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of such Subsidiary (other than Permitted Encumbrances and Liens granted pursuant to the Collateral Documents), or (3) create or become or remain liable with respect to any Contingent Obligation (other than Contingent Obligations under any guarantee of the Obligations);

(3)           Borrower and its Subsidiaries may make Capital Expenditures permitted by Section 7.8; and

(4)           Borrower and its Subsidiaries may make advances to customers in the ordinary course of business substantially consistent with the practice of other gaming institutions in connection with their gaming operations in the State of Nevada.

2.47         Contingent Obligations.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except that Borrower may become and remain liable with respect to:

(1)           Contingent Obligations in respect of Letters of Credit;

(2)           Interest Rate Agreements with respect to outstanding Indebtedness for borrowed money of the Borrower;

(3)           Contingent Obligations pursuant to indemnity obligations with respect to taxes of Borrower, the Environmental Indemnity, workers compensation for Borrower’s employees, a title policy and other indemnity obligations incurred in the ordinary course of business.

2.48         Restricted Junior Payments.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order or pay any sum for any Restricted Junior Payment; provided that so long as no Event of Default or Default shall have occurred and be continuing or occurs as a result thereof Borrower may make the following Restricted Junior Payments:

(1)           Distributions made to the General Partners consisting of  $5,200,000 in Tax Distributions and $2,102,649 in general distributions to the General Partners made prior to the Closing Date and $30,000,000 in general distributions to the General Partners to be made on the Closing Date;

(2)           Tax Distributions made following the Closing Date to the General Partners in proportion to their Percentage Interests; and

(3)           In addition to the foregoing, Partner Distributions which do not exceed in any fiscal period the aggregate amount of the payments permitted by Section 4.07(c) of the Indenture (as it exists on the date hereof) for such fiscal period.

Neither Borrower nor any of its Subsidiaries may directly or indirectly declare, order, pay or make, or set apart any sum or property for, any Restricted Junior Payment or agree to do so except as permitted by this Section 7.5.

2.49         Financial Covenants.

1.             Minimum Fixed Charge Coverage Ratio.  Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1.10:1.00.

2.             Maximum Leverage Ratio.  Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter ending during a period described below to exceed the ratio set forth opposite that period:

Quarters Ending	Maximum Total Leverage Ratio
Closing Date through September 30, 2002	4.50:1.00

December 31, 2002 through September 30, 2003	4.25:1.00

December 31, 2003 and thereafter	4.00:1.00.

2.50         Restriction on Fundamental Changes; Asset Sales and Acquisitions.

Borrower shall not alter the partnership structure of Borrower or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

(1)           any Subsidiary of Borrower may be merged with or into Borrower or any wholly-owned Subsidiary of Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any wholly-owned Subsidiary of Borrower; provided that, in the case of such a merger, Borrower or such wholly-owned Subsidiary shall be the continuing or surviving Person;

(2)           Borrower and its Subsidiaries may make Capital Expenditures permitted under Section 7.8;

(3)           Borrower and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

(4)           Borrower and its Subsidiaries may, in the ordinary course of business, sell for cash, equipment that is obsolete or in need of replacement and no longer used or useful in its business;

(5)           Borrower may dispose of personal property to customers or potential customers in connection with promotions in the ordinary course of business substantially consistent with the practice of other gaming institutions in connection with their gaming operations in the State of Nevada; and

(6)           Borrower and its wholly-owned Subsidiaries may make Investments permitted by Section 7.3(ii).

2.51         Capital Expenditures.

Borrower shall not, and shall not permit its Subsidiaries to, make or incur Capital Expenditures in any calendar year in an aggregate amount which is in excess of $10,000,000.

2.52         Sales and Lease-Backs.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Borrower or any of its Subsidiaries) or (ii) which Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Borrower or any of its Subsidiaries to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease, other than as contemplated by Section 7.1(iii).

2.53         Sale or Discount of Receivables.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable (other than settlements in the ordinary course of business and substantially consistent with the practice at other gaming institutions in connection with their gaming operations in the State of Nevada with payors of such notes or accounts receivable reached to facilitate collection from such payor of such notes or accounts receivable).

2.54         Transactions with Shareholders and Affiliates.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Borrower or with any Affiliate of Borrower or of any such holder; provided that the foregoing restriction shall not apply to (i) any transaction between Borrower and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries, (ii) reasonable and customary management fees and reimbursements of expenses paid to Managing Partner pursuant to the terms of the Joint Venture Agreement, (iii) other payments permitted by the Joint Venture Agreement as in effect at the Closing Date and not otherwise prohibited or restricted by the terms of this Agreement, or

(iv) transactions between Borrower and its Affiliates in the ordinary course of business consistent with past practices of Borrower that the Executive Committee has determined in good faith are commercially reasonable to the Borrower and its relevant Subsidiaries.

2.55         Conduct of Business.

From and after the Closing Date, Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the operation of the hotel and casino business of the Hotel and other businesses reasonably incidental thereto and located on or adjacent to the Premises.

2.56         Amendments of Related Documents.

1.             Borrower shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the Indenture, the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on the Mortgage Notes or such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to Borrower or adverse to Lenders.

2.             Borrower shall not amend or otherwise change the terms of the Joint Venture Agreement if the effect of such amendment or change, together with all other amendments or changes made, is to increase the obligations of Borrower thereunder or to confer any additional rights on the other parties thereto that in either case would be materially adverse to Borrower or adverse to Lenders.

2.57         Fiscal Year.

Borrower shall not change its Fiscal Year-end from December 31 without giving notice to Administrative Agent at least 30 days in advance of such change.

2.58         Transfer of Borrower Interests.

No General Partner shall transfer all or any portion of its interest in Borrower or any rights therein except as permitted pursuant to Section 12.4 of the Joint Venture Agreement as in effect as of the Closing Date; provided that the provisions of this Section shall not limit the operation of Section 8.12.

2.59         Prepayments of Mortgage Notes.  Borrower shall not make any payment of principal or interest in respect of the Mortgage Notes prior to the date when due.

SECTION 6

EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

2.60         Failure to Make Payments When Due.

(a)           Failure by Borrower to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment (unless such notice is revoked by Borrower and would not result in the incurrence of any costs by Administrative Agent or any Lender or, if incurred, such costs are reimbursed by Borrower) by mandatory prepayment or otherwise;

(b)           Failure by Borrower to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or

(c)           Failure by Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement or the other Loan Documents within five days after the date due; or

2.61         Default in Other Agreements.  Failure of Borrower or any of its Subsidiaries to pay when due (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in Section 8.1) in an individual principal amount of $2,500,000 or more or any items of Indebtedness with an aggregate principal amount of $5,000,000 or more or (b) any Contingent Obligation in an individual principal amount of $2,500,000 or more or any Contingent Obligations with an aggregate principal amount of $5,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Borrower or any of its Subsidiaries with respect to any other material term of (a) any evidence of any Indebtedness in an individual principal amount of $2,500,000 or more or any items of Indebtedness with an aggregate principal amount of $5,000,000 or more or any Contingent Obligation in an individual principal amount of $2,500,000 or more or any Contingent Obligations with an aggregate amount of $5,000,000 or more or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligations, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligations (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligations to become or be declared due and payable prior to its stated maturity or the stated maturity or any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise)

2.62         Breach of Certain Covenants.

Failure of Borrower or its Subsidiaries to perform or comply with any term or condition contained in Section 2.4A, 2.4B, 2.4C(i), 2.5, 6.1(ix), 6.2, 6.6 or Section 7 of this Agreement; or

2.63         Breach of Warranty.

Any representation, warranty, certification or other statement made by any Loan Party  in any Loan Document or in any statement or certificate at any time given by any of them in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

2.64         Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents to be complied with by such Person, other than any such term referred to in any other Section of this Section 8, and such default shall not have been remedied or waived within 15 days after receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

2.65         Involuntary Bankruptcy; Appointment of Receiver, etc.

(1)           A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Loan Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

2.66         Voluntary Bankruptcy; Appointment of Receiver, etc.

(1)           Any Loan Party shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party shall make any assignment for the benefit of creditors; or (ii) any Loan Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of any Loan Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

2.67         Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,500,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Loan Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

2.68         Dissolution.

(1)           Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

(2)             the occurrence of any “Liquidating Event” (as such term is defined in Section 13.1 (or any successor provision) of the Joint Venture Agreement).

2.69         Employee Benefit Plans.

There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower or any of its ERISA Affiliates in excess of $5,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans sponsored by Borrower or any of its ERISA Affiliates (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $5,000,000; or

2.70         Material Adverse Effect.

Any event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or

2.71         Change in Control.

General Partners or their Affiliates on the Closing Date shall cease to beneficially own and control all of the partnership interests in Borrower or Mandalay and its Affiliates shall cease to beneficially own and control at least 50% of the partnership interests in Borrower; or

2.72         Invalidity of Environmental Indemnities or Guaranties.

Any Environmental Indemnity or guaranty of the Obligations, other than the satisfaction in full of all Obligations ceases to be in full force and effect or is declared to be null and void, or any guarantor or indemnitor denies that it has any further liability, including, without limitation, with respect to future advances by Lenders, under any indemnity or guaranty or under any make-well agreement, or gives notice to such effect, in each case, to the extent it relates to the Obligations; or

2.73         Impairment of Collateral.

(A)          A judgment creditor of any Loan Party or any of their respective Subsidiaries shall obtain possession of any material portion of the Collateral under the Collateral Documents by any means, including, without limitation, levy, distraint, replevin or self-help, (B) any substantial portion of the Collateral shall be taken by eminent domain or condemnation, (C) any of the Collateral Documents shall cease for any reason to be in full force and effect, or any party thereto shall purport to disavow its obligations thereunder or shall declare that it does not have any further obligations thereunder or shall contest the validity or enforceability thereof or Lenders shall cease to have a valid and perfected first priority security interest in any material Collateral therein except as permitted under the terms of such Collateral Document, or (D) Administrative Agent’s security interests or Liens, in each case on behalf of Lenders, on any material portion of the Collateral under the Collateral Documents shall become otherwise impaired or unenforceable; or

2.74         Loss of Governmental Authorizations.

Any Governmental Authorization that is material to the ownership, use or operation of the Hotel ceases to be valid and in full force or effect or to be held by the Person required to hold such Governmental Authorization for more than five calendar days; or

2.75         Gaming License.

The occurrence of a License Revocation that continues for at least five calendar days;

2.76         Remedies.

THEN

at any time, (i) upon the occurrence of any Event of Default described in Section 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon automatically terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under Section 3.3C(i).  No remedy conferred in this Agreement upon any Lender is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

Any amounts described in clause (b) of Section 8.17, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Collateral Account Agreement and shall be applied as therein provided.

SECTION 7

ADMINISTRATIVE AGENT

2.77         Appointment.

Bank of America, N.A. is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Administrative Agent to act as its Administrative Agent in accordance with the terms of this Agreement and the other Loan Documents.  Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and Borrower shall have no rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an Administrative Agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries, or any other special relationship, other than as set forth in Section 2.1D(v).

2.78         Powers; General Immunity.

1.             Duties Specified.  Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers hereunder and under the other Loan Documents as are specifically delegated to Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents and it may perform such duties by or through its agents or employees.  Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

2.             No Responsibility for Certain Matters.  Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of Borrower to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrower or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Default.  Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

3.             Exculpatory Provisions.  Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct.  If Administrative Agent shall request instructions from Lenders with respect to any act or action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents, Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from Requisite Lenders or all Lenders if unanimity is required hereunder.  Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors reasonably selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders or all Lenders as required or permitted by this Agreement.  Administrative Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or any of the other Loan Documents unless and until it has obtained the instructions of Requisite Lenders.

4.             Administrative Agent Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans and the Letters of Credit, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity.  Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

2.79         Representations and Warranties; No Responsibility For Appraisal of Creditworthiness.

Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries.  Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

2.80         Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by Borrower or another Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct; provided, further, that if Administrative Agent is subsequently reimbursed by Borrower or any other Loan Party for any such liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements in an amount that, together with amounts paid to Administrative Agent by Lenders under this Section 9.4, exceeds the amount actually expended by Administrative Agent therefor, Administrative Agent shall promptly disburse such excess amount to those Lenders that made payments under this Section 9.4 in proportion to their payments hereunder.  If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

2.81         Successor Administrative Agent.

Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders (determined without giving effect to Administrative Agent’s Loan Exposure).  Upon any such notice of resignation or any such removal, Lenders shall have the right, with the consent of Borrower (which consent shall not be withheld unreasonably), to appoint a successor Administrative Agent provided that such Requisite Lenders may proceed without Borrower’s consent if Borrower refuses to consent to one of two successive nominees for successor Administrative Agent who are Lenders on the Closing Date.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

2.82         Collateral Documents.

Each Lender hereby further authorizes Administrative Agent to enter into the Collateral Documents as secured party on behalf of and for the benefit of each Lender and agrees to be bound by the terms of the Collateral Documents; provided that Administrative Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Collateral Documents except as set forth in Section 10.6.  Anything contained in any of the Loan Documents to the contrary notwithstanding, each Lender agrees that no Lender shall have any right individually to realize upon any of the collateral under the Collateral Documents, it being understood and agreed that all rights and remedies under the Collateral Documents may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof.

2.83         Administrative Agent to Hold Liens for Benefit of Lenders as Parties to Interest Rate Agreements.

1.             Borrower hereby agrees that each of the liens and security interests granted to the Administrative Agent for the benefit of the Lenders under this Agreement and the other Loan Documents shall be deemed to also secure the obligations of Borrower to Lenders under Interest Rate Agreements entered into with respect to the Obligations and Indebtedness evidenced by this Agreement and the other Loan Documents.  The obligations under any such Interest Rate Agreements shall rank pari passu with, and shall be entitled to the benefit of the Collateral Documents to the same extent as, the other Obligations to the extent of the Administrative Agent's risk assessment factor for such obligations (but shall be subordinate and junior to the Loans, Letters of Credit and other Obligations to the extent of any excess amounts); provided that the right of  the holders of such Interest Rate Agreements with respect to the Collateral shall be limited to the right to receive a share of the proceeds of the Collateral and that Lenders shall have the right to make all determinations with respect to the exercise of remedies with respect to the Collateral until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit.  Each Interest Rate Agreement entered into by Borrower with any Lender shall be conclusively presumed to relate to the obligations and Indebtedness evidenced by this Agreement unless it otherwise specifies.

2.             Each Lender hereby irrevocably appoints the Administrative Agent to act as collateral agent for that Lender with respect to the liens and security interests created by the Loan Documents for the benefit of that Lender as a creditor under Interest Rate Agreements of the type described in clause (A) of this Section; in such capacity the

Administrative Agent shall be entitled to the indemnity provided by Section 9.4 of the Credit Agreement and to the other indemnities and protections afforded to the Administrative Agent by this Agreement and the other Loan Documents, mutatis mutandis.

3.             Each Lender agrees that the claims of the Lenders under this Agreement and the claims of each Lender under any Interest Rate Agreement shall rank pari passu, provided that the right of each Lender with respect to the Collateral by reason of its claims under such Interest Rate Agreements shall be limited to the right to receive a share of the proceeds of the Collateral and that the Lenders (in their capacity as Lenders under this Agreement) shall have the exclusive right to make all determinations with respect to the exercise of remedies with respect to the Collateral until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit. No person other than the Lenders shall be deemed to have any rights under this clause (C).

SECTION 8

MISCELLANEOUS

2.84         Assignments and Participations in Loans and Letters of Credit.

1.             General.  Each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of its Revolving Commitment or Term Commitment or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Borrower, require Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Administrative Agent and recorded in the Register as provided in Section 10.1B(ii); provided, further that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Commitment or the Term Commitment and the Loans of the Lender effecting such sale, assignment, transfer or participation; and provided further that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein shall be required to the extent it would be prohibited by any Gaming Law.  Except as otherwise provided in this Section 10.1, no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Revolving Commitment or its Term Commitment or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.

2.             Assignments.

(1)           Amounts and Terms of Assignments.  Each Lender may assign its interests in either or both of its Revolving Commitment or Term

Commitment (without the requirement that  a ratable portion of each of the Commitments be assigned) and the Loans (and, with respect to the Revolving Commitment, Letters of Credit) thereunder, or other Obligations, provided that each such assignment (i) shall be subject to the written consent of Borrower and the Administrative Agent (which consents shall not be unreasonably withheld, provided that when an Event of Default exists, no such consent will be required from Borrower), (ii) which is not to another Lender or to an Affiliate of the assigning Lender shall be in the case of assignments of the Term Commitments in an amount not less than $1,000,000, and in the case of assignments of the Revolving Commitment shall be in an amount which is not less than $5,000,000 (in each case, or such lesser amount as shall constitute the aggregate amount of the assigned Commitment, Loans, Letters of Credit and participations therein, and other Obligations of the assigning Lender), and shall be to an Eligible Assignee described in clause (A) of the definition of “Eligible Assignee”, and (iii) shall effect a pro rata assignment of the Loans, Letters of Credit (or participations therein) and commitment of the assigning Lender.  The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $3,500 and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.7B(iii)(a).  Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).  The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of any Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Note, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with Section 2.1E, be issued to the assignee and/or to the assigning Lender to reflect the new Commitments of the assignee and/or the assigning Lender.

(2)           Acceptance by Administrative Agent; Recordation in Register.  Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in Section 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to Section 2.7B(iii)(a), Administrative Agent shall, if such Assignment Agreement has been completed, (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Borrower.  Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this Section 10.1B(ii).

3.             Participations.  The holder of any participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, and all amounts payable by Borrower hereunder (including without limitation amounts payable to such Lender pursuant to Sections 2.6D, 2.7 and 3.6) shall be determined as if such Lender had not sold such participation.  Borrower and each Lender hereby acknowledge and agree that, solely for purposes of Sections 10.4 and 10.5, (a) any participation will give rise to a direct obligation of Borrower to the participant and (b) the participant shall be considered to be a “Lender”.

4.             Assignments to Federal Reserve Banks.  In addition to the assignments and participations permitted under the foregoing provisions of this Section 10.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

5.             Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to one or more special purpose funding vehicles (each, an “SPC”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Revolving Commitment and/or the Term Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the related Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof, provided that the Granting Lender for each SPC hereby agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of  their inability to institute any such proceeding against its SPC.  In addition, notwithstanding anything to the contrary contained in this Section 10.1, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans (but nothing contained herein shall be construed in derogation of the obligation of the Granting Lender to make Loans hereunder), provided that neither the consent of the SPC or of any such assignee shall be required for amendments or waivers of provisions of the Loan Documents except for those actions by the Granting Lender for which, if taken by an assigning Lender, would require the consent of holders of participations under Section 10.1C, and (ii) disclose on a confidential basis (in the same manner described in Section 10.19) any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

6.             Information.  Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to Section 10.19.

2.85         Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents; (ii) all the costs of furnishing all opinions by counsel for Borrower and any other Loan Party (including without limitation any opinions requested by Lenders as to any legal matters arising hereunder) and of each Loan Party’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including, without limitation, with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by Borrower or any other Loan Party; (iv) all other actual and reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments prior to the Closing Date and the negotiation, preparation and execution of the Loan Documents and the transactions contemplated hereby and thereby; and (v) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from Borrower or any other Loan Party hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

2.86         Indemnity.

In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend, indemnify, pay and hold harmless Administrative Agent, the Sole Arranger and Book Manager, each Lender, and the officers, directors, employees, agents and affiliates thereof (collectively called the “Indemnitees”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including without limitation Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds of any of the Loans or the issuance of Letters of Credit hereunder or the use or intended use of any of the Letters of Credit) or the statements contained in the commitment letter delivered by any Lender to Borrower with respect thereto (collectively called the “Indemnified Liabilities”); provided that Borrower shall not have any obligation to an Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.  To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

2.87         Set-Off; Security Interest in Deposit Accounts.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender (with the consent of Requisite Lenders) is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.  Borrower hereby further grants to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

2.88         Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.89         Amendments and Waivers; Release of Collateral.

1.             No amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any other Loan Documents, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders and Borrower; provided that any such amendment, modification, termination, waiver or consent which: increases the amount of any of the Commitments or reduces the principal amount of any of the Loans; increases the maximum amount of Letters of Credit; changes any Lender’s Pro Rata Share; changes in any manner the definition of “Lenders” or “Requisite Lenders”; changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpones the scheduled final maturity date of any of the Loans; postpones the date or reduces the amount of any scheduled reduction of the Commitments; postpones the date on which any interest or any fees are payable; decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.2E) or the amount of any fees payable hereunder; increases the maximum duration of Interest Periods permitted hereunder; reduces the amount or postpones the due date of any amount payable in respect of, or extends the required expiration date of, any Letter of Credit; changes in any manner the obligations of Lenders relating to the purchase of participations in Letters of Credit; or changes in any manner the provisions contained in Section 8.1(a) or (b) or this Section 10.6; or changes any of the terms of or releases the Environmental Indemnities shall be effective only if evidenced by a writing signed by or on behalf of all Lenders.  In addition, (i) any material amendment, modification, termination or waiver of any of the provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of Administrative Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, and (iii) no amendment, modification, termination or waiver of any provision of Section 3 or Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and Borrower.

2.             Administrative Agent may release personal property Collateral without the consent of any Lender to the extent sold or disposed of by Borrower in a transaction or series of transactions that do not constitute Asset Sales.  In addition:  (i) Administrative Agent may release personal property Collateral subject to the Borrower Security Agreement or the Guarantor Security Agreement having a fair market less than $100,000 with the consent of Requisite Lenders; and (ii) Administrative Agent shall not release any personal property Collateral having a fair market value in excess of $100,000 or any other Collateral without the consent of all Lenders.

2.90         Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

2.91         Notices.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex prior to 5:00 p.m. (Pacific time) on a Business Day or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent and the Lenders from Borrower shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Borrower and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

2.92         Survival of Representations, Warranties and Agreements.

1.             All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

2.             Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 2.6D, 2.7,

3.5A, 3.6, 10.2 and 10.3 and the agreements of Lenders set forth in Sections 9.2C, 9.4 and 10.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

2.93         Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

2.94         Marshalling; Payments Set Aside.

Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations.  To the extent that Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

2.95         Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

2.96         Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

2.97         Headings.

Section and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

2.98         Applicable Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

2.99         Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to Section 10.1).  Neither Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrower without the prior written consent of all Lenders.

2.100       Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEVADA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION.  Borrower hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Borrower at its address provided in Section 10.8, such service being hereby acknowledged by Borrower to be sufficient for personal jurisdiction in any action against Borrower in any such court and to be otherwise effective and binding service in every respect.  Nothing herein shall affect the right to serve process in any other manner permitted by law.

2.101       Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT RELATES HERETO.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT May NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

2.102       Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Borrower in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Borrower that in any event a Lender may make disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Borrower or any of its Subsidiaries.  In addition, Borrower hereby authorizes each Lender to share any information delivered to such Lender by Borrower and its Subsidiaries pursuant to this Agreement or the Loan Documents to Subsidiaries and Affiliates of that Lender in connection with the bona fide provision or attempted provision of services by the Subsidiaries and Affiliates of that Lender to the Borrower and its Affiliates provided that each such Subsidiary and Affiliate shall agree to be bound by this Section.

2.103       Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

2.104       Non-Recourse to General Partners.

Notwithstanding any term or provision of the Loan Documents or of applicable law to the contrary, the holders of the Obligations shall not have recourse to the General Partners (or either of them) for payment or performance thereof, provided that this Section 10.21 shall not limit or impair (i) recourse to any General Partner by the holders of the Obligations for any fraud, gross negligence, or willful misconduct of such General Partner, (ii) any cause of action such holders may have other than an action to collect or enforce payment or performance of the Obligations, (iii) the exercise or enforcement of rights and remedies in respect of any Collateral granted under the Loan Documents, including, without limitation, any collateral rights granted to Lenders in any claims or causes of action of Borrower against the General Partners (or either of them), and (iv) the terms and provisions of any Subordinated Indebtedness issued to General Partners (or either of them).

2.105       Cooperation With Gaming Boards.

Administrative Agent and each Lender agree to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over any Loan Party, including the provision of such documents or other information as may be requested by any such Gaming Board relating to any Loan Party or to the Loan Documents.

2.106       Principles of Restatement.  This Agreement amends and restates the Existing Credit  Agreement referred to in the recitals in its entirety, and constitutes the integrated agreement of the parties hereto, provided that this Agreement shall not result in the release of any collateral security or guarantees given in support of the Existing Credit Agreement, the benefits of which are hereby reserved by the Lenders and regranted by Borrower.  Without limitation on the foregoing provisions of this Section, it is acknowledged and agreed that the Administrative Agent and the Lenders shall have the continuing benefit of the Assignment of General Contractor’s Contract and all assurances provided by the Architect and the Auditors in connection with this Agreement and the other Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

CIRCUS AND ELDORADO JOINT VENTURE

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer

Notice Address:

407 North Virginia Street
Reno, Nevada 89501
Attention: Bruce Sexton

with a copy to:

Mandalay Resort Group
3950 Las Vegas Boulevard South
Las Vegas, Nevada 89119
Attn:	Yvette Landau, Esq.
Tel:	702/632-6720
Fax:	702/632-6723

McDonald Carano Law Firm
241 Ridge Street, 4th Floor
Reno, Nevada 89501
Attn:	John Frankovich, Esq.
Tel:	775/788-2000
Fax:	775/788-2020

Wolf, Block, Schorr & Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia, Pennsylvania 19103-2097
Attn:	Howard J. Reeves, Esq.

[SILVER LEGACY
SECOND AMENDED AND RESTATED CREDIT
AGREEMENT SIGNATURE PAGE]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Janice Hammond
Janice Hammond, Vice President

Notice Address:

Bank of America, N.A.
Portfolio Management
CA9-706-17-54
555 South Flower Street, 17th Floor
Los Angeles, California 90071
Attn:	Janice Hammond, Vice President
Telecopier: 213/345-1210
Telephone: 213/345-1213

BANK OF AMERICA, N.A.,
as a Lender and Issuing Lender

By:	/s/ Scott Faber
Scott Faber, Managing Director

Notice Address:

Bank of America, N.A.
CA9-706-17-54
555 South Flower Street, 17th Floor
Los Angeles, California 90071
Attn:	Scott Faber, Managing Director
Telecopier: 213/345-1196
Telephone: 213/345-1215

with a copy to:

Bank of America, N.A.
555 South Flower Street, 17th Floor
Los Angeles, California 90071
Attn:	William S. Newby, Managing Director
CA9-706-17-54
Telecopier: 213/345-1194
Telephone: 213/345-1214

BANK OF SCOTLAND

By:	/s/ Joseph Fratus
Joseph Fratus Vice-President

Notice Address:

Bank of Scotland
New York Branch
565 Fifth Avenue
New York, New York 10017
Attention: Joseph Fratus, Vice-President

U.S. BANK NATIONAL ASSOCIATION.

By:	/s/ Mark McVeigh
Mark McVeigh, Vice-President

Notice Address:

U.S. Bank National Association
1 East Liberty Street, 2nd Floor
Reno, Nevada 89501
Attention: Mark McVeigh, Vice-President
Tel: 775-688-3511
Fax: 775-688-6597